UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cascade Natural Gas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $1.00 per share of Cascade Natural Gas Corporation.
	(2)	Aggregate number of securities to which transaction applies:
		11,498,996	shares of common stock
		26,000	shares of common stock underlying options
		10,703	shares of common stock underlying stock units
		8,000	shares of common stock issuable as director stock awards
		11,543,699	total shares of common stock
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The per unit price is $26.50 (the per share consideration).
	(4)	Proposed maximum aggregate value of transaction:

The proposed maximum aggregate value of the transaction is $305,366,183.50.    The proposed maximum aggregate value of the transaction was determined based upon the sum of (A) 11,517,699 shares of common stock multiplied by $26.50 per share (the per share consideration) and (B) 26,000 options to purchase shares of common stock with exercise prices below $26.50 per share multiplied by $5.66 (which is the difference between $26.50 and the weighted average exercise price of all such options).

	(5)	Total fee paid:

The total fee paid is $32,675. Pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the proposed maximum aggregate value of the transaction.

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

222 FAIRVIEW AVENUE NORTH

SEATTLE, WA 98109

(206) 624-3900

September 20, 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Cascade Natural Gas Corporation, which will be held on October 27, 2006, beginning at 3:00 p.m., Seattle time, at Cascade’s offices, located at 230 Fairview Avenue North, Seattle, Washington 98109.

At the meeting, you will be asked to consider and vote on a proposal to adopt a merger agreement that Cascade has entered into with MDU Resources Group, Inc. and a wholly-owned subsidiary of MDUR. If the merger is completed, you will be entitled to receive $26.50 in cash, without interest and less any applicable withholding taxes, for each share of Cascade common stock that you own and you will have no ongoing ownership interest in the continuing business of Cascade.

Cascade’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Cascade’s shareholders and Cascade. Cascade’s board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the meeting. We encourage you to read the entire proxy statement carefully, including the merger agreement attached as Annex A.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of more than two-thirds of all shares of Cascade common stock entitled to vote. If you fail to vote, the effect will be the same as a vote against the adoption of the merger agreement. Voting by proxy will not prevent you from voting your shares in person if you choose to attend the special meeting and vote in person.

Whether or not you plan to attend the meeting, please complete, sign and return the enclosed proxy card promptly, using the accompanying postage prepaid and addressed envelope. If you prefer, you may vote via the Internet or telephone as described on the proxy card. To vote via the Internet, go to https://www.proxyvotenow.com/cgc and follow the instructions provided. To vote by telephone, call 1-866-246-8478 and follow the instructions provided. When using the Internet or phone, be sure to have your proxy card with your control number in hand.

This proxy statement is dated September 20, 2006 and is first being mailed to Cascade shareholders on or about September 21, 2006.

Thank you for your cooperation and continued support of Cascade.

Larry L. Pinnt	David W. Stevens
Chairman of the Board	President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held October 27, 2006

To the Shareholders of Cascade Natural Gas Corporation:

A special meeting of the shareholders of Cascade Natural Gas Corporation will take place at Cascade’s offices, located at 230 Fairview Avenue North, Seattle, Washington 98109, on October 27, 2006, at 3:00 p.m. Seattle time for the following purposes:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 8, 2006, among Cascade, MDU Resources Group, Inc. and Firemoon Acquisition, Inc., a wholly-owned subsidiary of MDUR, pursuant to which Firemoon will merge with and into Cascade, with Cascade continuing as the surviving corporation and becoming a wholly-owned subsidiary of MDUR, and each issued and outstanding share of Cascade common stock (other than shares owned by MDUR or its subsidiaries, or held by shareholders who validly perfect dissenters’ rights under Washington law) will be converted into the right to receive $26.50 in cash, without interest and less any applicable withholding taxes.

2.      To act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Only shareholders of record at the close of business on September 15, 2006 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

Your vote is important. The adoption of the merger agreement requires the approval of the holders of more than two-thirds of all shares of Cascade common stock entitled to vote. Even if you plan to attend the meeting in person, we request that you vote your shares as described above in the event that you are unable to attend the meeting. If you fail to vote, the effect will be the same as a vote against the adoption of the merger agreement.

To vote your shares, please complete, sign and return the enclosed proxy card promptly, using the accompanying postage prepaid and addressed envelope. If you prefer, you may vote via the Internet or telephone as described on the proxy card. To vote via the Internet, go to https://www.proxyvotenow.com/cgc and follow the instructions provided. To vote by telephone, dial on a touch-tone phone 1-866-246-8478 and follow the instructions provided. When using the Internet or phone, be sure to have your proxy card with your control number in hand.

You should not send your stock certificates with your proxy card.

By Order of the Board of Directors,
Larry C. Rosok
Corporate Secretary

Seattle, Washington

September 20, 2006

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Cascade. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Cascade,” “company,” “we,” “our,” “ours,” and “us” refer to Cascade Natural Gas Corporation and its subsidiaries unless the context otherwise requires.

Q:             Why am I receiving this proxy statement?

A:             We have entered into a merger agreement with MDU Resources Group, Inc., which we refer to as MDUR, and a wholly-owned subsidiary of MDUR. As provided in the merger agreement, MDUR will acquire all of Cascade’s outstanding common stock by merging its subsidiary with and into Cascade. Cascade will be the surviving corporation, but will become a wholly-owned subsidiary of MDUR. To complete the merger, we must obtain shareholder approval of the merger agreement as provided by Washington law. We are holding a special meeting of our shareholders to obtain this approval. You are receiving this proxy statement because, as of September 15, 2006, you owned shares of Cascade common stock and are therefore entitled to vote in connection with the special meeting.

Q:             What will I receive in the merger?

A:             If the merger is completed, you will be entitled to receive $26.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. After the merger, you will have no ongoing ownership interest in Cascade’s continuing business.

Q:             How does the board of directors recommend that the Cascade shareholders vote?

A:             Cascade’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Q:             What vote of shareholders is required to adopt the merger agreement?

A:             To complete the merger, shareholders holding more than two-thirds of the shares of our common stock entitled to vote at the close of business on the record date must vote “FOR” the adoption of the merger agreement. As of September 15, 2006, the record date for the special meeting, there were 11,505,996 shares of our common stock outstanding and entitled to vote.

Q:             What if I want to hold shares of MDUR common stock after the merger?

A:             You will not receive any shares of MDUR common stock in the merger. If you want to hold MDUR common stock after the merger, you may purchase shares on the open market subject to any applicable laws. MDUR’s common stock is listed on The New York Stock Exchange under the symbol “MDU.”

Q:             Besides Cascade shareholder approval, are there any other significant conditions to the closing of the acquisition?

A.              Yes. The merger agreement includes other significant conditions to the closing of the acquisition, including the following:

•       the receipt of final orders approving the merger from the Washington Utilities and Transportation Commission, or WUTC, the Oregon Public Utility Commission, or OPUC, the North Dakota Public Service Commission and the Minnesota Public Utilities Commission, and the receipt of a final order from the WUTC relating to the rate case we filed in February 2006, in such a manner that the approvals do not, in the aggregate, result in a material adverse effect (as defined in the merger agreement) on Cascade;

•       the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or HSR Act;

•       the absence of any material adverse effect on Cascade or MDUR; and

•       the absence of any law, judgment, injunction or other order that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement, and the absence of any pending action, suit or proceeding seeking any such order.

Q:             Has MDUR’s board of directors approved the merger? Does the merger require the approval of MDU’s shareholders?

A:             MDUR’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement. MDUR’s shareholders are not required to approve the merger agreement or the transactions contemplated thereby.

Q:             When do you expect the merger to be completed?

A:             We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in mid-2007. To consummate the merger, we must obtain Cascade shareholder approval and regulatory approvals and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law).

Q:             Where and when is the special meeting?

A:             The special meeting will be held at Cascade’s offices, located at 230 Fairview Avenue North, Seattle, Washington 98109, on October 27, 2006 at 3:00 p.m., Seattle time.

Q:             How do I vote?

A:             You may vote your shares as follows:

•       by Internet, 24 hours a day, seven days a week, at https://www.proxyvotenow.com/cgc;

•       by telephone, 24 hours a day, seven days a week, by calling 1-866-246-8478;

•       by mail by marking, signing and dating the proxy card and returning it in the postage-paid envelope provided; or

•       by attending the special meeting and voting in person.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:             Can I change my vote?

A:             After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you may change your vote as follows:

•       write to our Corporate Secretary at our principal offices, 222 Fairview Avenue North, Seattle, Washington 98109, stating that you want to revoke your proxy;

•       submit a new proxy with a later date; or

•       attend the special meeting and vote in person.

If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:             Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not instruct your broker how to vote, it will have the same effect as voting against the proposal to approve the merger agreement.

Q:             What happens if I do not vote?

A:             We cannot consummate the merger unless shareholders representing more than two-thirds of all shares of Cascade common stock entitled to vote approve the merger agreement. If you do not vote, it will have the same effect as voting “against” the proposal to approve the merger agreement. We therefore urge you to vote.

Q:             What will happen to my future dividends?

A.              The merger agreement allows us to continue to pay regular quarterly cash dividends until the closing of the merger. Our board of directors currently expects to continue to pay regular quarterly cash dividends on our common stock until the closing of the merger, subject, however, to our board of directors’ evaluation of our financial condition, earnings, cash flows and dividend policy. Thus, while our board of directors anticipates that regular quarterly cash dividends will be declared and paid until the closing of the merger, no assurance can be made that such dividends will be declared and paid.

Q.              What are the tax consequences of the merger to shareholders?

A.              In general, the merger will be a taxable transaction and our shareholders will recognize gain or loss for federal income tax purposes to the extent of the difference between the cash received and their tax basis in the shares of our common stock converted into the right to receive cash.

Q:             Will I have dissenters’ rights in connection with the merger?

A:             Under Washington law, holders of shares of our common stock will be entitled to dissenters’ rights in connection with the merger. The process is explained in detail in the proxy statement, and a copy of the applicable Washington law is attached to this proxy statement in Annex C.

Q:             What does it mean if I get more than one proxy card?

A:             If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:             What happens if I sell my shares before the special meeting?

A:             The record date for the special meeting, September 15, 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for your shares. The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.

Q:             Who will bear the cost of this solicitation?

A:             Cascade will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We have also retained a proxy solicitor to assist in the solicitation of proxies. We have agreed to pay the proxy solicitor a fee of $12,500, plus customary expenses. We will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:             Should I send in my stock certificates now?

A:             No. If the merger agreement is approved and the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent to receive the merger consideration. You should use the letter of transmittal to exchange Cascade stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             Who can help answer my other questions?

A:             If you have more questions about the special meeting or the merger, you should contact Larry Rosok at Cascade at 222 Fairview Avenue North, Seattle, WA 98109, or (206) 381-6711. If your broker holds your shares, you may also need to contact your broker for additional information.

SUMMARY

The following summary highlights selected information about the merger and the special meeting and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. The items in this summary include page references directing you to a more complete description elsewhere in this proxy statement.

The Parties to the Merger

Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, WA 98109
(206) 624-3900

Cascade Natural Gas Corporation is a natural gas distribution company serving parts of Washington outside the Seattle-Tacoma and Spokane areas as well as central and eastern Oregon. The area served has a population of approximately 1 million who reside in various communities and work in a wide diversity of industries. The company has a mix of residential, commercial and large industrial customers totaling approximately 235,000.

MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(701) 530-1000

MDU Resources Group, Inc., which we refer to as MDUR, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDUR includes natural gas and oil production, construction materials and mining, domestic and international independent power production, natural gas pipelines and energy services, electric and natural gas utilities, and construction services. MDUR is headquartered in Bismarck, North Dakota.

Firemoon Acquisition, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(701) 530-1000

Firemoon Acquisition, Inc., which we refer to as Merger Sub, is a Washington corporation and wholly-owned subsidiary of MDUR formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date and will not conduct any activities other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Purpose of the Special Meeting (Page 12)

The special meeting of shareholders will be held on October 27, 2006, beginning at 3:00 p.m., Seattle time, at Cascade’s offices, located at 230 Fairview Avenue North, Seattle, Washington 98109. At the special meeting, you will be asked to consider and vote upon the adoption of the merger agreement. The Washington Business Corporation Act provides that only business within the purpose described in the notice may be conducted at the meeting. Accordingly, it is anticipated that the only other business that would properly come before the special meeting would be to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Record Date and Voting Power (Page 12)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 15, 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 11,505,996 shares of our common stock entitled to be voted.

Quorum and Required Vote (Page 12)

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Although a quorum may be present, the adoption of the merger agreement requires the approval of the holders of more than two-thirds of all shares of Cascade common stock entitled to vote. A failure to vote your shares will have the same effect as a vote against the merger agreement.

Proxies; Revocation (Page 13)

You may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail, but will reduce our proxy-related postage expenses.

After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you may revoke your proxy as follows:

•       write to our Corporate Secretary at our principal offices, 222 Fairview Avenue North, Seattle, Washington 98109, stating that you want to revoke your proxy;

•       submit a new proxy with a later date; or

•       attend the special meeting and vote in person.

If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Share Ownership and Voting by Directors and Executive Officers (Page 13)

As of July 21, 2006, our directors and executive officers beneficially owned 1.66% of our common stock. We have been informed by our directors and executive officers that they intend to vote all of their shares of Cascade common stock “FOR” the adoption of the merger agreement. However, to our knowledge, none of our directors or officers has entered into voting agreements with respect to the merger.

The Merger

Structure of the Merger (Page 32)

Pursuant to the merger agreement, Merger Sub, a wholly-owned subsidiary of MDUR, will merge with and into Cascade. Cascade will be the surviving corporation in the merger, but will become a wholly-owned subsidiary of MDUR.

Merger Consideration (Page 32)

If the merger is completed, you will be entitled to receive $26.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

Treatment of Stock Options and Restricted Stock (Pages 32-33)

In connection with the merger, all outstanding unvested options, if any, to purchase shares of our common stock will vest, and upon delivery to Cascade of a proper notice of exercise, the shares of our common stock underlying these options will be treated as shares of our common stock in the merger. Such option exercise will entitle the holder thereof to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to our common stock over the exercise price of the options. In addition, at the effective time of the merger all remaining restrictions with respect to shares of our restricted stock will expire and such shares will be fully vested and will be treated as shares of our common stock in the merger.

Board Recommendation (Page 21)

After careful consideration and by unanimous vote of all members of our board of directors, our board of directors:

•       has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement;

•       has declared that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Cascade’s shareholders and Cascade; and

•       recommends that Cascade’s shareholders vote “FOR” the adoption of the merger agreement.

Fairness Opinion of J.P. Morgan Securities Inc. (Pages 21-26)

In connection with the merger, J.P. Morgan Securities Inc., which we refer to as JPMorgan, delivered a written opinion to our board of directors as to the fairness, from a financial point of view, of the per share consideration to be received by our shareholders in the merger. The full text of JPMorgan’s written opinion, dated July 8, 2006, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, the matters considered and qualifications and limitations of the review undertaken by JPMorgan. JPMorgan’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration. The opinion did not address any other aspect of the proposed merger and did not constitute a recommendation to our board of directors or to any shareholder as to how to vote or act in connection with the merger.

Regulatory Approvals (Pages 26-27)

The completion of the merger is subject to several regulatory approvals. One of the conditions to closing the merger is the receipt of final orders approving the merger from the WUTC, the OPUC, the North Dakota Public Service Commission and the Minnesota Public Utilities Commission, and the receipt of a final order from the WUTC relating to the rate case we filed in February 2006, in such a manner that such approvals do not, in the aggregate, result in a material adverse effect (as defined in the merger agreement) on Cascade.

In addition, the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act must have occurred.

We are currently in the process of preparing applications and other filings for these approvals. Except as noted above, we are unaware of any other material regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Interests of Our Directors and Executive Officers in the Merger (Pages 27-30)

Some of our directors and executive officers have interests regarding the merger that are different from, or in addition to, your interests, including those listed below:

•       our President and Chief Executive Officer holds 5,000 shares of restricted stock, scheduled to vest in March 2007. Pursuant to the merger agreement, at the effective time of the merger all remaining restrictions with respect to these shares of restricted stock will expire and these shares will be fully vested and will be treated as shares of our common stock in the merger;

•       certain executive officers are parties to employment and change-in-control agreements with Cascade that may entitle them to cash payments and other benefits following the consummation of the merger;

•       certain executive officers are participants in non-qualified retirement plans that may entitle them to vesting of benefits or enhanced benefits following the completion of the merger;

•       certain executive officers receive long-term incentive awards containing change of control provisions that will result in them receiving the cash value of their awards upon the consummation of the merger; and

•       MDUR has agreed to indemnify our directors and executive officers with respect to any claims or liabilities arising out of their positions with Cascade prior to the merger consistent with the present Cascade indemnification provisions and to maintain directors’ and officers’ liability insurance covering our directors and executive officers for a period of six years following the merger.

Financing (Page 30)

The merger agreement does not contain a financing condition, and MDUR’s obligation under the merger agreement to complete the merger and to pay the aggregate merger consideration is not conditioned on MDUR obtaining third-party financing.

MDUR Board of Directors and Shareholder Approvals (Page 30)

MDUR’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement. MDUR’s shareholders are not required to approve the merger agreement or the transactions contemplated thereby.

No Solicitation of Transactions; Superior Proposal (Pages 38-39)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Cascade. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited, bona fide, written superior proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as Cascade complies with certain terms of the merger agreement, including paying a termination fee of $9 million to MDUR.

Cascade’s General Conduct of Business Pending Closing (Pages 36-37)

In general, we must carry on business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact our business organization and our permits and existing regulatory, business and employee relationships. In addition, the acquisition agreement contains certain specific restrictions or limitations on our activities, subject to the receipt of MDUR’s prior written consent, which consent cannot be unreasonably withheld or delayed, including the issuance or repurchase of capital stock, the amendment of our charter or bylaws, acquisitions and dispositions of assets, capital expenditures above certain levels, incurrence of new indebtedness, modification of employee compensation and benefits above certain levels, changes in accounting methods, discharging certain liabilities and entry into certain types of gas supply and hedging contracts.

Conditions to the Merger (Pages 39-40)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These conditions include:

•       the receipt of approval of the merger agreement from the Cascade shareholders;

•       the receipt of final orders approving the merger from the WUTC, the OPUC, the North Dakota Public Service Commission and the Minnesota Public Utilities Commission, and the receipt of a final order from the WUTC relating to the rate case we filed in February 2006, in such a manner that such approvals do not, in the aggregate, result in a material adverse effect (as defined in the merger agreement) on Cascade;

•       the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act;

•       the absence of any material adverse effect on Cascade or MDUR;

•       the absence of any law, judgment, injunction or other order that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement, and the absence of any pending action, suit or proceeding seeking any such order;

•       the performance by each of Cascade and MDUR of its covenants under the merger agreement in all material respects; and

•       the truth and accuracy of representations and warranties made in the merger agreement by each of Cascade and MDUR (a) in all respects with respect to those matters qualified by materiality and (b) in all material respects with respect to those matters not qualified by materiality.

Regulatory Approval Process (Pages 37-38)

Cascade and MDUR have established a regulatory approval team to formulate the approach to be taken to obtaining the required statutory approvals from the WUTC and the OPUC and coordinating filings for such approvals. Each of Cascade and MDUR have agreed that they will, through the regulatory approval team, keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement.

Under the merger agreement, MDUR is responsible for formulating the approach to be taken on all required approvals from governmental entities other than the WUTC and OPUC; provided, however, that MDUR must regularly consult with Cascade regarding such approvals and may not agree to any terms contained in such approvals without our prior written consent, which may not be unreasonably withheld.

The merger agreement provides that we will be solely responsible with respect to all matters related to our rate case currently pending with the WUTC. However, we have agreed to consult with MDUR, furnish MDUR with copies of materials related to the rate case and not settle or compromise the rate case without MDUR’s prior written consent, which may not be unreasonably withheld.

Termination of the Merger Agreement (Pages 40-42)

Cascade and MDUR may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Cascade have approved the merger agreement. Under certain circumstances, either Cascade or MDUR may terminate the merger agreement prior to the closing of the merger without the consent of the other party, including if the other party has breached the agreement (subject to a 60-day cure period) or the merger has not been completed by April 8, 2007 (subject to a six-month extension by either party if WUTC or OPUC approval has not yet been obtained). We have agreed to pay to MDUR a termination fee of $9 million if the merger agreement is terminated following the occurrence of certain events involving our receipt of a proposal for a business combination from another third party.

Tax Consequences (Pages 30-31)

The receipt of $26.50 in cash for each share of our common stock pursuant to the merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of dissenters’ rights) in exchange for your shares of Cascade common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Cascade common stock. We urge you to consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes.

Procedure for Receiving Merger Consideration (Pages 33-34)

As soon as practicable after the effective time of the merger, a paying agent appointed by MDUR will mail a letter of transmittal and instructions to all of our shareholders. The letter of transmittal and instructions will tell you how to surrender your Cascade common stock certificates in exchange for the merger consideration. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Dissenters’ Rights (Pages 44-46)

Under Washington law, shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of our common stock, but only if they comply with all requirements of Washington law, which are summarized in this proxy statement. Failure to follow exactly the procedures specified under Washington law will result in the loss of dissenters’ rights. A copy of the applicable Washington law is attached to this proxy statement as Annex C.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•       the requirement that our shareholders adopt the merger agreement with MDUR;

•       receipt of necessary regulatory approvals under applicable law;

•       failure by us to satisfy other conditions to the merger;

•       the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees; and

•       other risks detailed in our current filings with the Securities and Exchange Commission, which we refer to as the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information.”

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements.

You should rely only on the information contained in this proxy statement to vote on the acquisition agreement. We have not authorized anyone to provide you with information that is different from the information contained in this proxy statement. This proxy statement is dated September 20, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date. We assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held on October 27, 2006, beginning at 3:00 p.m., Seattle time, at Cascade’s offices, located at 230 Fairview Avenue North, Seattle, Washington 98109. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to adopt the merger agreement and to act on such other business as may properly come before the special meeting or any adjournment or postponement thereof. The Washington Business Corporation Act provides that only business within the purpose described in the notice may be conducted at the meeting. Accordingly, it is anticipated that the only other business that would properly come before the special meeting would be to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about September 21, 2006.

Record Date, Voting Power and Quorum

The holders of record of our common stock at the close of business on September 15, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 11,505,996 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Notwithstanding the presence of a quorum, under Washington law to complete the merger shareholders holding more than two-thirds of all shares of Cascade common stock entitled to vote at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

For your shares of our common stock to be included in the vote, if you are a shareholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. Because Washington law requires that the merger be approved by holders of more than two-thirds of all of our outstanding shares of common stock, broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement.

Directors and Executive Officers

As of July 21, 2006, our directors and executive officers beneficially owned, in the aggregate, 192,511 shares of our common stock, representing approximately 1.66% of the outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. However, to our knowledge, none of our directors or officers has entered into voting agreements with respect to the merger.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement. The proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting at the discretion of the proxy holders, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting. The persons appointed in the proxies as proxy holder are officers or directors of Cascade. Our management is not aware of any other matters to be presented for action at the meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either:

•       write to our Corporate Secretary at our principal offices, 222 Fairview Avenue North, Seattle, Washington 98109, stating that you want to revoke your proxy;

•       submit a new proxy with a later date; or

•       attend the special meeting and vote in person.

If you have instructed your broker or other nominee to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker or other nominee to change these instructions.

Expenses of Proxy Solicitation

Cascade will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies. We have agreed to pay to D.F. King & Co., Inc. a fee of $12,500, plus customary expenses. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to, and obtaining voting instructions from, their customers who are beneficial owners of our common stock.

MARKET PRICES OF OUR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “CGC.” The following table sets forth the high and low sales prices per share of our common stock on the New York Stock Exchange for the periods indicated, as well as the per share cash dividend paid in each quarter with respect to our common stock.

	High	Low	Dividend
2004 Fiscal Year
Quarter Ended September 30	$22.20	$19.35	$0.24
2005 Fiscal Year
Quarter Ended December 31	21.80	20.00	$0.24
Quarter Ended March 31	21.48	19.68	$0.24
Quarter Ended June 30	20.59	18.05	$0.24
Quarter Ended September 30	22.80	20.01	$0.24
2006 Fiscal Year
Quarter Ended December 31	22.00	19.50	$0.24
Quarter Ended March 31	20.30	18.95	$0.24
Quarter Ended June 30	21.30	19.26	$0.24
Quarter Ended September 30 (through September 15)	26.30	20.84	$0.24

On July 7, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price for our common stock was $21.46 per share. On September 15, 2006, the closing price for our common stock on the New York Stock Exchange was $26.10 per share. We encourage you to obtain current market quotations for our common stock in connection with voting your shares.

THE MERGER

Background

Our board of directors and management have periodically evaluated our long-term strategic objectives and alternatives, as well as prospects for continued operations as an independent company as part of our ongoing strategic planning process. We have continued to revise and refine these plans in light of industry developments, the current regulatory environment and other market factors affecting long-term shareholder value. In pursuing strategies for enhancing shareholder value, we have from time to time considered opportunities for acquisitions, business combinations and other strategic alternatives.

On November 18, 2005, we retained JPMorgan to assist us with reviewing and analyzing our historic operating and financial performance, to assist in modeling future expectations as an independent company and to assist in preparation of a rate adjustment case with the WUTC. We also retained JPMorgan to assist our board of directors with identifying and evaluating the relative merits and feasibility of one or more potential business combinations as well as other potential financial strategic alternatives. We had also previously engaged Preston Gates & Ellis LLP to assist in the strategic alternatives review process, and Preston Gates had made a presentation and led a discussion of the board’s fiduciary duties in the context of consideration of different strategic alternatives, including a potential business combination, at a November 13, 2005 meeting of the board.

On December 8, 2005, representatives from JPMorgan attended a meeting of our board of directors and presented various materials to the board with respect to JPMorgan’s analysis of our historic operating and financial performance and potential strategic alternatives available to our company. The board reviewed and discussed our historical and projected financial performance, the price performance of our common stock (including versus our peers), our operations versus our regional peers, our regulatory environment, the size of the company compared with our peers, the population growth and development in our service markets, the current condition of the mergers and acquisitions market and other relevant information. JPMorgan discussed with our board several strategic alternatives to enhance shareholder value, including filing for regulatory relief, modifying our dividend policy, instituting a share buyback, pursuing a break-up sale of the company involving multiple sales of our assets, and entering into a business combination transaction. The board discussed the risks associated with each strategic alternative, including the execution risks of each alternative; the risks of achieving improvement in long-term growth potentially resulting from filing for regulatory rate adjustments; the risks of negative market reaction and achieving only minimal improvement in long-term growth potentially resulting from a modification to our dividend policy; the risk of negative market reaction and detrimental impact on our free cash flow potentially resulting from a share buyback; the complexity, adverse tax consequences and other costs potentially resulting from a break-up sale; and the risk involved with capturing and retaining synergies potentially resulting from a business combination transaction. The board also considered the advantages and disadvantages of each strategic alternative in an attempt to identify the alternatives that would offer the greatest prospect of maximizing shareholder value in light of the potential risks involved.

At a meeting on December 20, 2005, after further consideration and discussion of the advantages, disadvantages, and risks associated with each of the strategic alternatives discussed by the board at its December 8, 2005 meeting, our board of directors determined that proceeding on a dual track of immediately seeking regulatory relief and initiating a comprehensive evaluation of a potential business combination provided the greatest opportunity to maximize shareholder value when compared with the other strategic alternatives. As a result, the board authorized and directed our management to file a rate adjustment case with the WUTC. On a separate but simultaneous track, our board authorized management to work with JPMorgan and Preston Gates to undertake the necessary steps to evaluate the merits of a possible business combination transaction.

On February 14, 2006, pursuant to the direction of the board, our management filed a general rate application with the WUTC.

From January – March 2006, JPMorgan developed an extensive list of potential companies that might have an interest in entering into a transaction with Cascade, including MDUR. JPMorgan contacted twenty-one parties, including MDUR, regarding their interest in engaging in discussions regarding a potential business combination with us. During this period, our management worked with JPMorgan and Preston Gates to prepare confidential evaluation material concerning our company to share with interested parties.

In March 2006, we finalized the confidential evaluation material and, upon entering into confidentiality agreements, distributed the confidential evaluation material to eight interested parties, including MDUR.

On March 21, 2006, JPMorgan, on our behalf, distributed letters to the parties that had entered into confidentiality agreements and expressed a continuing interest in a potential business combination with us, inviting these parties to submit an indication of interest for the purchase of our company.

On April 14, 2006, we received indications of interest from four parties. These parties included MDUR and three other entities that we refer to as Party B, Party C and Party D. The indications of interest contemplated transactions consisting of cash consideration, stock consideration, or a combination of cash and stock consideration. On April 17, 2006, our board of directors met and discussed each of these indications of interest and the summaries and analysis thereof provided by JPMorgan and Preston Gates. Our board of directors also considered the indications of interest in the context of various independent operating scenarios. Our board of directors authorized our management to continue to work with JPMorgan, Preston Gates and other relevant advisors to undertake necessary steps to continue the process of further evaluation of a potential business combination and comparisons with continued operations as an independent company.

As part of the agenda of its regular quarterly meeting on April 26, 2006, our board received update reports on the strategic alternative review process including status of the rate case and possible combination analyses and status of discussions from Preston Gates, JPMorgan and our officers. Our board reviewed possible conflicts of interest and determined that none of the directors had a financial interest in any of the parties who submitted an indication of interest in a combination transaction. Our board discussed the review process, reviewed the potential expenses in continuing the process and the risks of completion of a transaction and authorized our officers and advisors to continue the process.

During April and May 2006, the four parties who submitted indications of interest engaged in additional conversations with JPMorgan regarding a potential business combination transaction and conducted due diligence reviews of materials regarding our company that we had compiled and prepared and engaged in dialogue with our advisors regarding questions and issues raised during its diligence review. This process continued throughout the remaining merger discussions.

On May 12, 2006, our board of directors signed a unanimous written consent resolution forming an ad hoc special committee comprised of independent directors to, among other things, review strategic alternative evaluations, to work with our management and advisors to prepare analyses of such alternatives for our board and decide procedural issues in connection with a potential business combination transaction.

In mid-May, our management team gave presentations to each of the four parties who had submitted indications of interest, providing the parties with the opportunity to hear more about our company and meet and ask questions of the members of our management team. A team from MDUR, together with its outside advisors, attended one of these presentations. Our management team was assisted by representatives of JPMorgan and Preston Gates in these meetings and in handling the further due diligence requests and responses from the other interested parties.

On May 31, 2006, the special board committee met and discussed with representatives from JPMorgan and Preston Gates the recent communications with the interested parties and the process going forward, including bid instructions and proposed forms of merger agreement.

On June 2, 2006, JPMorgan, on our behalf, distributed final bid instructions to the interested parties, including MDUR, together with a proposed form of merger agreement.

On June 15, 2006, the special board committee held a meeting at which it discussed various materials prepared by its advisors and our management regarding the strategic and financial alternatives available to our company, covering a variety of scenarios focusing on independent operations of the Company. The special board committee provided feedback to our advisors as to the presentation materials for the full board.

On June 22, 2006, we received merger proposals from MDUR, Party B, Party C and Party D. The proposals included a proposed price per share, the form of such consideration and a markup of our proposed merger agreement. MDUR’s proposal contemplated an all-cash transaction for $25.47 per share. Party B’s proposal contemplated a per share price of $26.00, with shareholders having the ability to elect to receive their consideration in the form of cash, shares of the acquiror’s common stock, or a combination of cash and stock. Party B’s proposal included a 50% limit on the aggregate cash consideration to be paid to shareholders. It also limited adjustments to the stock consideration only to those situations where the acquiror’s stock price increased or decreased less than 10%, and provided for termination rights if the acquiror’s stock price increased or decreased more than 20%. Party C’s proposal contemplated a per share price of $24.00, with shareholders having the ability to elect to receive their consideration in the form of cash, shares of the acquiror’s common stock, or a combination of cash and stock. Party C’s proposal included a $50 million limit on the aggregate cash consideration to be paid to shareholders. It also limited adjustments to the stock consideration only to those situations where the acquiror’s stock price increased less than 12% or decreased less than 6%. Party D’s non-binding proposal contemplated an all-cash transaction for $23.00 per share.

On June 26, 2006, the special board committee held a meeting at which it discussed the proposals. Representatives from JPMorgan and Preston Gates presented summaries and analyses of the bid proposals to the committee and updated the committee on recent discussions with the interested parties.

On June 27, 2006, our board of directors held a meeting at which it discussed the bid proposals. Representatives from JPMorgan and Preston Gates presented summaries and analyses of the proposals to the board of directors and described recent discussions with the interested parties. The board also discussed the potential opportunities and challenges facing the company going forward on an independent operating basis, including our current regulatory environment, costs of remaining an independent public company, personnel and staffing challenges and other potential operational constraints given the company’s comparative size. Preston Gates led a discussion of the board’s fiduciary duties in the context of consideration of different strategic alternatives, including a potential business combination. Preston Gates also summarized the material terms of the various competing combination proposals including amount and form of consideration, regulatory approval provisions, closing conditions, and non-solicitation provisions, as well as termination provisions and termination fees. Each director confirmed that he or she had no conflict of interest with respect to a potential business combination with any of the parties who had submitted bids in the strategic alternative process or otherwise with respect to the process. The board further discussed that the proposals from Party C and Party D contained prices that were significantly below those proposed by MDUR and Party B. In addition, the board discussed the fact that the proposals from Party C and Party D contained terms that were, in the context of their overall proposal, less favorable than those in the proposals from MDUR and Party B. After discussion of the bid proposals and stand alone independent operations, the board of directors determined that, in light of the advantages, disadvantages and risk associated with a business combination compared to operating as an independent company, and based on the terms of the bid proposals, it would be consistent with maximizing shareholder value to continue discussions with MDUR and Party B in an attempt to reach an acceptable agreement for a business combination. The board authorized our management, our advisors and the special board committee to work with MDUR and Party B to further clarify and resolve various issues raised in the terms of their proposals.

After receiving direction from the board at its June 27 meeting, from June 28 – June 30, 2006 our management and advisors participated in numerous calls and email correspondence with these parties in an effort to reach clarification and resolution on open items.

On June 30, 2006, the special board committee had a meeting at which representatives from JPMorgan and Preston Gates updated the committee with respect to the efforts to clarify and resolve open items with the two relevant interested parties. Our management and advisors participated in a number of conference calls with these parties on June 30 and July 1, 2006 regarding terms of the respective proposed bids.

On July 2, 2006, we sent revised drafts of our proposed merger agreement to MDUR and Party B. We invited the parties to submit revised proposals for our board’s consideration, including their best and final per share price. Our advisors participated in conference calls with the parties and their advisors on July 3 and July 5, 2006 regarding terms of the form of proposed merger agreement.

At the end of the day on July 5, 2006, we received revised proposals from MDUR and Party B. MDUR’s proposal contemplated an all-cash transaction for $26.50 per share. Party B’s proposal contemplated a per share price of $26.00, with shareholders having the ability to elect to receive their consideration in the form of cash, shares of the acquiror’s common stock, or a combination of cash and stock. Party B’s proposal included a 50% limit on the aggregate cash consideration to be paid to shareholders. It also limited adjustments to the stock consideration only to those situations where the acquiror’s stock price increased or decreased less than 12.5%, and provided for termination rights if the acquiror’s stock price increased or decreased more than 25%.

On July 6, 2006, our board of directors met. At this meeting, the representatives from JPMorgan and Preston Gates updated our board on the process, including communications with MDUR and Party B. JPMorgan and Preston Gates presented analyses for our board’s consideration with respect to the revised proposals received on July 5, 2006. The presentations included financial analysis of the proposals, as well as analysis of our company on a stand-alone independent operating basis. The board considered the value to our shareholders of the $26.50 price currently offered by MDUR compared to the length of time it would take for our independent operations, assuming various favorable operational and market factors, to achieve comparable shareholder value. The presentations also included discussion of the various unresolved issues in the proposed merger agreements based on the markups submitted by the parties and subsequent conversations with the parties together with an analysis of the regulatory approvals required to consummate the proposed transactions and risks related thereto. The board engaged in discussion regarding the respective bids, including the execution risk involved with each bid and the possible courses of action with respect to each of the parties. The board further discussed that the price in Party B’s revised proposal remained at $26.00 per share, which was $.50 below the revised price proposed by MDUR. The board determined that, in light of the advantages, disadvantages and risk associated with a business combination and comparisons with operating as a stand-alone, independent company, and based on the terms of the revised bid proposal from MDUR, it would be consistent with maximizing shareholder value to continue discussions with MDUR in an attempt to reach an acceptable agreement for a business combination. The board authorized our management to work with our advisors to negotiate with MDUR to bring back a final bid from MDUR to the board for its consideration, and to continue to clarify the unresolved issues with Party B as appropriate.

From July 6 – 8, 2006, our management and advisors engaged in numerous conference calls with MDUR and its advisors to review and negotiate the terms of the merger agreement, subject to the approval of our board of directors, and continued discussions with Party B.

On July 8, 2006, our board of directors met to receive the reports from JPMorgan and Preston Gates. Our advisors indicated that Party B’s proposed price remained $.50 below the price proposed by MDUR, and reviewed the proposed resolution of the open items and the final form the merger agreement that had been negotiated with MDUR. JPMorgan provided its opinion to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, from a financial point of view, the consideration to be received by holders of shares of our common stock pursuant to the merger agreement was fair to such holders. Following discussion and consideration of the proposed merger with MDUR, the board of directors determined, in light of the advantages, disadvantages and risks associated with the strategic alternatives available to the company, and taking into account the factors described under “—Reasons For the Merger” below, that the merger with MDUR was in the best interests of our shareholders. As a result, the board, by unanimous vote, approved the merger agreement and the merger. The board of directors also resolved to recommend that our shareholders approve the merger agreement and the merger and authorized our management to execute and deliver the merger agreement and any other agreement contemplated thereby. On July 8, 2006, the signature pages to the merger agreement were executed and delivered.

On July 9, 2006, we issued a joint press release with MDUR announcing the execution of the merger agreement pursuant to which MDUR would acquire all of Cascade’s outstanding common stock for $26.50 per share in cash.

Reasons for the Merger

After careful consideration, our board of directors has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared the merger agreement and the transactions contemplated by the merger agreement to be in the best interests of our shareholders and our company. In the course of reaching its decision to approve the merger agreement, our board of directors consulted with our financial and legal advisors and considered a number of factors, including the following:

•       the familiarity of our board of directors with, and information provided by management and JPMorgan as to, our business, financial condition, results of operations, current earnings and earnings prospects and competitive position, the size of the company in relation to the industry and its impact on recruiting highly qualified personnel, the nature of our business and the industry in which we compete, the regulatory environment, economic and financial market conditions on both a historical and a prospective basis, as well as our strategic objectives, and the risks involved in achieving those objectives on an independent basis;

•       the $26.50 per share to be paid as consideration in the merger was the highest bid received and the relationship of such merger consideration to the historical trading levels of our common stock, including the fact that the merger consideration of $26.50 per share represented a premium of approximately 23% over the per share closing price on July 7, 2006, the last trading day prior to the execution of the merger agreement, and a premium of approximately 25% over the average for the previous five trading days;

•       the judgment of our board of directors that $26.50 per share represented the highest consideration that MDUR was willing to pay, and the highest per share value obtainable on the date of signing;

•       the financial presentation and analysis, including the written opinion, dated July 8, 2006, of JPMorgan to our board of directors, to the effect that as of that date and based upon and subject to the matters stated in such opinion, the $26.50 per share merger consideration was fair, from a financial point of view to the holders of our common stock, as described under “Fairness Opinion” (the full text of this opinion is attached to this proxy statement as Annex B);

•       the discussions with other interested parties conducted on our behalf by JPMorgan and a review of the possible alternatives to the merger at this time, including the timing and likelihood of achieving additional value from such alternatives;

•       the terms of the merger agreement, including the right of our board of directors to change its recommendation to our shareholders regarding the merger in the exercise of its fiduciary duties and to terminate the merger agreement to accept a proposal superior to that made by MDUR;

•       the fact that the merger allows our shareholders to realize a fair value at closing, in cash, for their investment;

•       the fact that the merger consideration is all cash provides shareholders certainty of value for their shares if the merger is completed;

•       the merger presents a means for holders of large blocks of shares of our common stock to receive a premium price in cash for their holdings without adversely affecting the market price for our common stock;

•       the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by our shareholders and the likelihood that the merger would be approved by the requisite regulatory authorities including the risks associated with such approval;

•       the other terms of the merger agreement, as reviewed by our board of directors with Preston Gates and JPMorgan, including the absence of a financing condition and the respective representations, warranties and covenants of the parties;

•       the cost to a company of our size of maintaining public-company status and complying with the federal securities laws, including the Sarbanes-Oxley Act of 2002;

•       MDUR’s experience in acquiring and operating regulated utilities and completing acquisitions;

•       our board of directors’ belief that MDUR is committed to operating our company and its businesses successfully, meeting the needs of our customers, employees and other constituencies; and

•       our board of directors’ belief that MDUR will continue our history and commitment to providing safe and reliable service to our utility customers and that MDUR’s size and financial strength will enable Cascade to have adequate capital for utility operations and to meet expansion requirements as well as the potential for expanded career paths for our employees and the ability to compete for highly qualified management as a part of a larger company.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•       the risks and costs to Cascade if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential termination fee we may be required to pay to MDUR, and the potential effect on business and customer relationships;

•       the fact that following the merger we will no longer exist as an independent, stand-alone company and our shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in value of our company;

•       the fact that our directors and executive officers may have interests in the transaction that are different from, or in addition to, those of our other shareholders;

•       the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•       the fact that any gains in an all cash transaction would be taxable to our shareholders for U.S. federal and potentially state income tax purposes;

•       the possible effect of the public announcement of the transaction and continuing regulatory approval process on the continuing commitment of our employees and management pending the Cascade shareholder vote and the consummation of the merger; and

•       that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our shareholders.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth a summary of the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Board of Directors

After careful consideration and by unanimous vote of all members of our board of directors, our board of directors:

•       has unanimously approved the merger agreement and the transactions contemplated by the merger agreement;

•       has unanimously declared that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Cascade’s shareholders and Cascade; and

•       unanimously recommends that Cascade’s shareholders vote “FOR” the adoption of the merger agreement.

Fairness Opinion

The opinion and financial analysis of JPMorgan, which is described below, were among the factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration. JPMorgan was selected by our board of directors to serve as financial advisor based on its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions in general, and transactions in the utility sector in particular.

Cascade retained JPMorgan as its financial advisor and to render an opinion to our board of directors as to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be received by such holders in the merger. JPMorgan rendered its oral opinion at the meeting of our board of directors on July 8, 2006 (which was confirmed by delivery of a written opinion dated July 8, 2006) that, as of that date, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to such holders.

The full text of JPMorgan’s written opinion dated July 8, 2006, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan, is attached as Annex B and is incorporated by reference in this proxy statement. JPMorgan’s opinion is addressed to our board of directors and is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in the merger. JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Cascade or as to the underlying decision by Cascade to engage in the merger. The amount of the merger consideration was determined through arm’s length negotiations between Cascade and MDUR. JPMorgan provided advice to our board of directors during these negotiations. JPMorgan did not, however, recommend any specific consideration amount to our board of directors or that any specific consideration amount constituted the only appropriate amount. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Cascade or our underlying business decision to engage in the merger.

JPMorgan’s opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matter relating to the merger or any other matter. We did not provide specific instructions to, or place any limitations on, JPMorgan with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion. You are urged to read the written opinion carefully in its entirety. The summary of JPMorgan’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of JPMorgan’s written opinion.

In connection with its review of the merger, and in arriving at its opinion, JPMorgan, among other things:

•       reviewed a draft of the merger agreement dated July 7, 2006;

•       reviewed certain publicly available business and financial information concerning Cascade and the industries in which we operate;

•       compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•       compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•       reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•       performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of our management with respect to certain aspects of the merger, our past and current business operations, our financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it or discussed with it by Cascade or otherwise reviewed by it or for it. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, and JPMorgan did not evaluate the solvency of Cascade under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Cascade to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses and forecasts, or to the assumptions on which they were based. JPMorgan also assumed that the definitive merger agreement would not differ in any material respects from the draft furnished to it. As to legal, regulatory or tax matters, JPMorgan relied on the assessments made by advisors to Cascade who are experts in such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Cascade.

JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion to reflect subsequent developments.

Summary of Financial Analyses of JPMorgan.   In connection with rendering its opinion to our board of directors, JPMorgan performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

Accordingly, JPMorgan believes that the analyses it performed and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by JPMorgan in connection with its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view.

In performing its analysis, JPMorgan considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of JPMorgan’s analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in the merger. Additionally, the analyses performed by JPMorgan relating to the value of the business do not purport to be an appraisal or to reflect the price at which the business actually may be acquired or sold.

The following is a summary of the material financial analyses performed by JPMorgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Share Price Analysis.   JPMorgan reviewed the closing prices of our common stock for the last 12 month and 24 month period ending July 5, 2006. JPMorgan observed that the range of prices for our common stock was $18.49 - $22.75 over the last 24 month period and it was $19.00 - $22.75 over the last 12 month period, while the value of the merger consideration was $26.50 per share.

Public Market Comparables Analysis.   JPMorgan compared our financial, operating and stock market data to corresponding data of the following publicly traded companies, which JPMorgan considered to be comparable industry peers: Avista Corporation, Chesapeake Utilities Corporation, Laclede Group, Inc., New Jersey Resources Corporation, Northwest Natural Gas Company, Piedmont Natural Gas Company, South Jersey Industries, Inc., Southwest Gas Corporation, and WGL Holdings, Inc. JPMorgan noted that none of the selected companies is either identical or directly comparable to Cascade and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

JPMorgan reviewed multiples of equity value (based on the closing price per share on July 5, 2006) to estimated 2007 earnings, and firm value (equity value adjusted for debt and cash as of the latest quarterly filing) to estimated 2007 EBITDA (defined as earnings before interest, taxes, depreciation and amortization) obtained for the group of companies that it compared with Cascade and applied its judgment to estimate valuation multiple reference ranges for Cascade. Net income and EBITDA estimates used by JPMorgan for the respective peer group reflected I/B/E/S consensus estimates as of July 5, 2006. I/B/E/S is a database owned and operated by Thompson Financial, which contains estimated and actual earnings, cash flows, dividends and other data for U.S. and foreign markets. All multiple ranges were applied to our I/B/E/S as well as management’s estimates.

The table below includes reference multiple ranges selected by JPMorgan based on a review of the public market comparables’ multiples.

	Multiple range				Implied value per Cascade share
	Low		High		Low	High
I/B/E/S estimates
Price/2007E EPS	14.5	x	16.0	x	$17.00	$18.75
Firm value/2007E EBITDA	7.0	x	8.5	x	18.50	25.50
Management estimates
Price/2007E EPS	14.5	x	16.0	x	$21.25	$23.50
Firm value/2007E EBITDA	7.0	x	8.5	x	19.25	26.75

               E = estimated.

By applying the above multiples to the indicated financial and operational metrics, JPMorgan calculated implied equity values per share of our stock for each. Based on the public market comparables analysis for Cascade using I/B/E/S estimates for Cascade, the implied equity value per share ranged from a low of $17.00 to a high of $25.50, rounded to the nearest quarter. Similarly, our implied equity value per share range based on management estimates ranged from $19.25 to $26.75, rounded to the nearest quarter. JPMorgan noted that the merger consideration of $26.50 per share is at the high end of this range of calculated values.

Precedent Transaction Analysis.   Using publicly available information, JPMorgan examined selected precedent corporate transactions. JPMorgan calculated multiples for transaction value (equity purchase price adjusted for debt and cash) to EBITDA for the target for the latest twelve-month period, or LTM, at the transaction announcement in each selected transaction. Among other factors, JPMorgan noted that the merger and acquisition transaction environment varies over time because of macroeconomic conditions such as fluctuations in interest rates, natural gas prices, equity markets and macroeconomic conditions such as industry results and growth expectations.

The precedent transactions examined with respect to our valuation were as follows (acquirer/ target):

•       Equitable Resources, Inc./Hope Gas, Inc. and Peoples Natural Gas Company (parent: Dominion Resources, Inc.)

•       National Grid USA (parent: National Grid plc)/New England Gas Company—Rhode Island gas distribution business (parent: Southern Union Company)

•       UGI Corporation/ PG Energy, Inc. (parent: Southern Union Company)

•       Empire District Electric Company/ Missouri natural gas operations (parent: Aquila, Inc.)

•       WPS Resources Corporation/Michigan and Minnesota natural gas operations (parent: Aquila, Inc.)

•       IGS Utilites LLC, IGS Holdings LLC and affiliates of ArcLight Capital Partners LLC/ West Virginia natural gas operations of Monongahela Power Company (parent: Allegheny Energy, Inc.)

•       AGL Resources, Inc./NUI Corporation

•       Atmos Energy Corporation/TXU Gas Company (parent: TXU Corporation)

•       Piedmont Natural Gas Company, Inc./North Carolina Natural Gas Corporation (parent: Progress Energy, Inc.)

•       ONEOK, Inc./ Texas gas distribution assets (parent: Southern Union Company)

JPMorgan reviewed the firm value to LTM EBITDA multiples obtained from these transactions and applied its judgment to estimate valuation multiple reference ranges for Cascade. JPMorgan noted that none of the selected precedent transactions is either identical or directly comparable to the proposed transaction and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned. All multiple ranges were applied to our EBITDA for the latest twelve-month period to March 31, 2006.

The table below includes reference multiple ranges selected by JPMorgan based on a review of the precedent transaction multiples.

	Multiple range				Implied value per Cascade share
	Low		High		Low	High
Firm value/LTM EBITDA	8.5	x	10.0	x	$23.00	$29.75

Based on the precedent transaction analysis, the implied per-share value of our common stock varied from a low of $23.00 to a high of $29.75, rounded to the nearest quarter. JPMorgan noted that the merger consideration of $26.50 per share falls within this range of calculated values.

Discounted Cash Flow Analysis.   JPMorgan conducted a discounted cash flow analysis for the purpose of determining an estimated range of implied equity value per share of our common stock. The discounted cash flow analysis was based upon Cascade management’s business plan for the fiscal years 2006 through 2015, and additional assumptions from our management for the fiscal year 2015 and in perpetuity. The discounted cash flow analysis assumed a valuation date of March 31, 2006. JPMorgan calculated the unlevered free cash flows that we are expected to generate during fiscal years 2006 through 2015, based on our management’s business plan. JPMorgan calculated an implied range of terminal values for Cascade using a range of perpetuity growth rates from 1.0% to 2.0% and a discount rate of 6.5%. The unlevered free cash flows and the range of terminal values were then discounted to present value using the discount rate of 6.5%. JPMorgan derived an approximate implied per share equity value reference range for Cascade of $18.25 to $23.25, rounded to the nearest quarter. JPMorgan noted that the merger consideration of $26.50 per share is higher than this range of calculated values.

Miscellaneous.   JPMorgan is receiving a fee of $500,000 from us for the delivery of its fairness opinion that will be credited against JPMorgan’s transaction fee of $4,750,000. We also paid JPMorgan one-third of its transaction fee upon our entry of the merger agreement, and will pay to JPMorgan one-third upon Cascade shareholder approval and one-third upon the consummation of the merger. In addition, we have agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan and its affiliates, their respective directors, officers, agents and employees for certain liabilities. JPMorgan and its affiliates have provided in the past, and may in the future provide, investment banking, commercial banking and other financial services to Cascade and MDUR and have received customary fees for such services. JPMorgan’s commercial bank affiliates are currently lenders to each of Cascade and MDUR, as well as certain affiliates of MDUR. In addition, in the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Cascade and MDUR for its own account or for the accounts of its customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Regulatory Approvals

We are subject to regulation by the WUTC and OPUC. In addition, MDUR is subject to regulation by the various state regulatory authorities in which it operates. It is a condition to the closing of the merger that we and MDUR obtain final orders approving the merger from the WUTC, the OPUC, the North Dakota Public Service Commission and the Minnesota Public Utilities Commission, and the receipt of a final order from the WUTC relating to the rate case we filed in February 2006, in such a manner that such approvals do not, in the aggregate, result in a material adverse effect (as defined in the merger agreement) on Cascade. Cascade and MDUR intend to make the necessary filings with these regulatory authorities for approval of the merger. In certain cases, private parties may seek to intervene in administrative proceedings and challenge requested consents and approvals. In addition, the responsible state regulatory authorities could deny these regulatory approvals, or impose conditions or restrictions on any consents or approvals that they deem necessary or desirable under their regulations. There can be no assurance that we will obtain all requested regulatory approvals, or that these approvals will satisfy the conditions set forth in the merger agreement.

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. At any time before or after consummation of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

We are currently in the process of preparing applications and other filings for these approvals. Except as noted above, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our executive officers and directors may have interests in the transaction that are different from, and/or may be in addition to, the interests of our shareholders generally. These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

•       our President and Chief Executive Officer holds 5,000 shares of restricted stock, scheduled to vest in March 2007. Pursuant to the merger agreement, at the effective time of the merger all remaining restrictions with respect to these shares of restricted stock will expire and these shares will be fully vested and will be treated as shares of our common stock in the merger;

•       certain executive officers are parties to employment and change-in-control agreements with Cascade that may entitle them to cash payments and other benefits following the consummation of the merger;

•       certain executive officers are participants in non-qualified retirement plans that may entitle them to vesting of benefits or enhanced benefits following the completion of the merger;

•       certain executive officers receive long-term incentive awards containing change of control provisions that will result in them receiving the cash value of their awards upon the consummation of the merger; and

•       the merger agreement provides for indemnification for our directors and executive officers with respect to any claims or liabilities arising out of their positions with Cascade prior to the merger and for the maintenance of directors’ and officers’ liability insurance covering our directors and executive officers for a period of six years following the merger.

Our board of directors was aware of these different and/or additional interests and considered them, among other matters, in the board’s evaluation and negotiation of the merger agreement and concluded that, in light of the terms of the merger, the interests of our shareholders and the fact that the arrangements giving rise to these interests were reasonable, the merger agreement is in the best interest of our shareholders. In addition, we note that the members of our board of directors are independent of and have no economic interest or expectancy of an economic interest in MDUR or its affiliates, and will not retain an economic interest in the surviving corporation or MDUR following the merger.

Restricted Stock

Our President and Chief Executive Officer currently holds 5,000 shares of our restricted stock, scheduled to vest in March 2007. We currently anticipate completing the merger in mid-2007, after the vesting date for such shares. However, if the merger is completed prior to the vesting date, then at the effective time of the merger all remaining restrictions with respect to these shares of restricted stock will expire and these shares will be fully vested and will be treated as shares of our common stock in the merger.

Employment and Change in Control Agreements

The merger will constitute a change of control for purposes of employment agreements and severance agreements that we have executed with our executive officers, which are described below. All agreements are limited such that no payments will be made if they would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

David Stevens.   Our employment agreement with Mr. Stevens provides that if Mr. Stevens terminates his employment within one year following a change of control (as defined in the agreement), he will receive a payment equal to: (a) his accrued but unpaid base salary and accrued vacation pay through the termination date; (b) any unpaid annual incentive compensation earned but not paid in the previous year; (c) any amounts otherwise payable to him under the terms of our benefit plans and programs in which he is a participant, at the time such payments are due, including the Executive Deferred Compensation Plan described below; (d) 0.75 times his covered compensation; and (e) subject to his compliance with release, confidentiality and non-competition provisions of the employment agreement, 1.25 times his covered compensation as a non-compete payment. “Covered compensation” is defined as the sum of: (1) Mr. Stevens’s annualized base salary and (2) the average of the annual incentive compensation he was paid in the first two fiscal years prior to the fiscal year in which his termination occurs (if two fiscal years have not been completed, the annual incentive compensation equals the entire potential cash incentive compensation payment payable to Mr. Stevens for the year the termination occurs, if between two and five fiscal years have passed, the annual incentive compensation in the prior two years is used to calculate the payment, but in no case will this amount ever be less than 50% of the potential annual incentive compensation). We also agreed to pay for life insurance and welfare benefits for Mr. Stevens and his immediate family for a period of 18 months after termination.

Rick Davis.   Our employment agreement with Mr. Davis provides that if Mr. Davis terminates his employment within one year following a change of control, he will receive a payment equal to: (a) his accrued but unpaid base salary and accrued vacation pay through the date of termination; (b) any unpaid annual incentive compensation earned but not paid in the previous year; (c) any amounts otherwise payable to him under the terms of our benefit plans and programs in which he is a participant, at the time such payments are due, including the Executive Deferred Compensation Plan described below; (d) 0.50 times his covered compensation; and (e) subject to compliance with release, confidentiality and non-competition provisions of the employment agreement, 0.50 times his covered compensation as a non-compete payment. “Covered compensation” is defined as the sum of: (1) Mr. Davis’s annualized base salary and (2) the average of the annual incentive compensation paid in the first two fiscal years prior to the fiscal year in which his termination occurs (if two fiscal years have not been completed, the annual incentive compensation shall be equivalent to 50% of the potential cash incentive compensation payment payable for the year the termination occurs). We also agreed to pay for life insurance and welfare benefits for Mr. Davis and his immediate family for a period of 12 months after termination.

Other Executive Officers.   Our agreements with our other executive officers provide that if the officer’s employment terminates either (a) by Cascade for any reason other than the officer’s death, disability, retirement or for cause (as defined in the applicable agreement), or (b) by the officer for good reason (as defined in the agreement) within 36 months after a change in control, then we must pay the following amounts: (1) the officer’s full base salary through the termination date at the higher of (i) the rate in effect on the date the change in control occurs, or (ii) the rate in effect as of the time of such termination; (2) in lieu of any other severance benefits to which such officer may be entitled for periods subsequent to the termination date, an amount payable in a single lump sum equal to the product of (X) the sum of his or her annual base salary, at the rate in effect on the date the change in control occurs, plus any average annual incentive compensation paid in respect of the two fiscal years prior to the fiscal year in which the change in control occurs, multiplied by (Y) either 2 or 3 for each officer as specified in their individual agreements (subject to adjustment); and (3) all legal fees and expenses incurred by the officer as a result of such termination (including any fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by the agreement). Unless the officer dies or his or her employment is terminated by Cascade for cause, or by the officer other than for good reason, we will maintain in full force and effect for one year after the termination date all health, medical, disability, and life insurance benefit plans or arrangements in which the officer was entitled to participate immediately prior to the termination date unless he or she becomes eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits upon the officer. If the officer’s employment is terminated on account of death, or by Cascade for cause, or by him or her other than for good reason, we must pay such officer his or her full base salary through the termination date at the rate in effect as of the time of such termination.

Benefit Plans

The merger will constitute a change of control for purposes of benefit plans described below, as a result of which certain of our executive officers will receive additional benefits. Each plan is limited such that no payments shall be made if they would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code.

Executive Supplemental Retirement Income Plan.   Messrs. Stoltz and Haug are fully vested participants in our Executive Supplemental Retirement Income Plan, or SERP. Mr. Rosok is also a participant in the SERP, but is not fully vested. The SERP provides that Mr. Rosok’s benefits will become vested upon a change of control. Messrs. Stoltz, Haug and Rosok are also parties to employment agreements with Cascade as described under “—Employment and Change in Control Agreements—Other Executive Officers” above. However, their employment agreements terminate (other than provisions related to the payment of legal fees and expenses incurred by the officer as a result of such termination and the maintenance for one year after the termination date all health, medical, disability, and life insurance benefit plans or arrangements for the officer) when their benefits under the SERP become fully vested. The SERP provides that that if we terminate the officer’s employment for any reason other than disability or death, or the officer terminates his or her employment for good reason (as defined in the plan), in each case within 36 months after a change in control, the officer is generally entitled to receive (a) an amount equal to 70% of the officer’s final monthly compensation (as defined in the SERP) commencing on the first day of the month following the later of the officer’s 55th birthday or the date on which the officer’s employment terminates and ending with the earlier of the officer’s death or the payment for the month in which the officer’s 65th birthday occurs; plus (b) an amount for the officer’s lifetime commencing upon the first day of the month following the later of the officer’s 65th birthday or the date on which the officer’s employment terminates and equal to 70% of the officer’s final monthly compensation, less certain specified amounts.

Executive Deferred Compensation Plan.   Messrs. Stevens and Davis are participants in our Executive Deferred Compensation Plan. The plan provides that all participants’ accounts will vest upon a change of control, with payment on the first day of the calendar months starting 45 days after a change in control. No contributions have been credited under this plan to Messrs. Stevens or Davis as of the date of this proxy statement; however, contributions are scheduled to be made in September 2006. The scheduled contribution amounts for Messrs. Stevens and Davis for September 2006 are $21,000 and $33,600, respectively.

Long-Term Incentive Awards

Pursuant to our Long Term Incentive Plan, Mr. Stevens and Mr. Davis have been granted long term incentive awards pursuant to which they may receive shares of our common stock, depending on our performance in terms of return on equity compared to a peer group during a specified period. Mr. Stevens has been granted awards to receive up to 9,100 and 6,820 shares of common stock after the three year periods ending June 30, 2008 and June 30, 2009, respectively. Mr. Davis has been granted awards to receive up to 5,650 and 4,075 shares of common stock after the three year periods ending June 30, 2008 and June 30, 2009, respectively. Future awards grants will be determined as set forth in the plan, consistent with their employment agreements. The consummation of the merger will constitute a change in control under the long term incentive award agreements. As a result, Mr. Stevens and Mr. Davis will be entitled to receive the cash value of the total number of shares that may be awarded and any applicable dividends.

Indemnification and Insurance

MDUR has agreed to indemnify, to the same extent as provided in our articles of incorporation and bylaws and other indemnification agreements, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

In addition, the merger agreement requires that MDUR maintain in effect, for a period of six years after the effective time of the merger, directors’ and officers’ liability insurance with an insurer substantially comparable to the insurer under Cascade’s current policy of at least the same coverage and amounts, containing terms and conditions no less favorable to the insured.

Financing; Source of Funds

The merger is not conditioned upon MDUR obtaining financing. In the merger agreement, MDUR has represented to Cascade that it has all funds necessary to deliver the merger consideration and satisfy all of its obligations hereunder.

MDUR Board of Directors and Shareholder Approvals

MDUR’s board of director approved the merger agreement and the transactions contemplated by the merger agreement prior to the execution of the merger agreement. No vote or other consent of MDUR’s shareholders is required to approve the merger agreement or the transactions contemplated thereby.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of dissenters’ rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of our common stock that is:

•       a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•       corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•       a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. We urge partners in a partnership holding shares of our common stock to consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or shareholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, except as specifically provided below, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you.

We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of dissenters’ rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). For U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for such common stock; and

•       the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. Short term capital gains rates are taxed at ordinary income rates. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. We urge each U.S. holder to consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

The effective time of the merger will be the later of (a) the date of filing of properly executed Articles of Merger relating to the Merger with the Secretary of State of Washington in accordance with the Washington Business Corporation Act, or WBCA, and (b) such other time as we agree with MDUR and set forth in the Articles of Merger. The closing date will occur on a date following the satisfaction or waiver of all of the conditions set forth in the merger agreement other than conditions which, by their terms, must be satisfied at the closing.

Structure of the Merger

At the effective time of the merger, Merger Sub will be merged with and into Cascade. Following the effective time of the Merger, the separate corporate existence of Merger Sub will cease and Cascade will continue as the surviving corporation as a wholly-owned subsidiary of MDUR. All of Cascade’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, the common stock of Cascade will be delisted from the New York Stock Exchange, deregistered under the Securities Exchange Act of 1934, as amended, and no longer publicly traded.

Merger Consideration; Treatment Stock, Options and Stock Units

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $26.50 in cash, without interest and less any applicable withholding taxes, except for common stock that:

•       has been reacquired by Cascade and is held as authorized but unissued common stock;

•       is owned by any of our subsidiaries; or

•       is owned by MDUR or any subsidiary of MDUR.

Restricted Stock

At the effective time of the merger, all remaining restrictions with respect to shares of our restricted stock issued pursuant to our 1998 Stock Incentive Plan will expire and all of the restricted shares will be fully vested and will be treated as common shares in the merger, provided that the amount payable in respect of such shares will be reduced by all applicable federal, state and local taxes required to be withheld.

Stock Options

In connection with the merger, all outstanding unvested options will vest, and upon delivery to Cascade of a proper notice of exercise the shares of our common stock underlying these options will be treated as shares of our common stock in the merger, entitling the holder thereof to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to our common stock over the exercise price of the options

Stock Units

Pursuant to the merger agreement, prior to the record date for this special meeting we took steps to cause all outstanding stock units (as defined in our Director Stock Plan) held by our directors to be cancelled and to be issued to each former holder of stock units a number of shares of our common stock equal to number of stock units such director held, which will be treated as shares of our common stock in the merger, in each case to be effective immediately prior to the Effective Time.

No Further Ownership Rights

After the effective time of the merger, each of our outstanding stock certificates for Cascade common stock will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Procedure for Receiving Merger Consideration

At or prior to the effective time of the merger, MDUR will deposit an amount of cash sufficient to pay the aggregate merger consideration with a banking or other financial institution selected by MDUR and reasonably satisfactory to Cascade, which we refer to as the payment agent. Promptly after the effective time of the merger, the payment agent will mail a letter of transmittal and instructions to Cascade’s shareholders. The letter of transmittal and instructions will tell you how to surrender your Cascade common stock certificates in exchange for the merger consideration.

You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the payment agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Cascade common stock certificate or certificates to the payment agent, together with a duly completed and executed letter of transmittal and any other documents as the payment agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the payment agent, Cascade and MDUR will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the payment agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the payment agent, Cascade or MDUR will be liable to any person in respect of any amount properly delivered or deliverable to a public official pursuant to any applicable abandoned property, escheat or other similar law. Any portion of the merger consideration deposited with the payment agent that remains undistributed to the holders of certificates evidencing shares of our common stock for 12 months after the effective time of the merger, will be delivered, upon demand, to MDUR. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to MDUR or its agent for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation or payment agent indemnifying the surviving corporation or payment agent against any claims made against it with respect to the lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties that Cascade and MDUR made to each other as of specific dates that are subject, in some cases, to specified exceptions and qualifications. Cascade’s representations and warranties relate to, among other things:

•       our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses and enter into the merger agreement and to consummate the transactions contemplated thereby;

•       our capitalization, including in particular the number of shares of our common stock, preferred stock, restricted stock and stock options outstanding;

•       required consents and approvals of governmental entities as a result of the merger;

•       the absence of any (a) conflict with or breach of, our organizational documents, applicable law or certain agreements, or (b) creation of any lien as a result of entering into the merger agreement and consummating the merger;

•       our SEC filings since December 31, 2001 and the financial statements contained therein;

•       the absence of certain changes and events since September 30, 2005, including the absence of a material adverse effect;

•       compliance with laws and possession of all licenses and permits necessary to carry on our business;

•       tax matters;

•       the absence of litigation or outstanding court orders against Cascade that would have a material adverse effect;

•       employment and labor matters affecting us, including matters relating to our employee benefit plans;

•       environmental costs and liabilities;

•       real property owned and leased by Cascade and title to assets;

•       hedging transactions;

•       intellectual property; and

•       certain material contracts.

For the purposes of the merger agreement, a “material adverse effect” with respect to Cascade means any event, effect, change or development that, individually or in the aggregate with other events, effects, changes or developments, is, or would reasonably be expected to be, material and adverse to the financial condition, business, assets, liabilities, operations or results of operations of Cascade, or would reasonably be expected to have, a material and adverse effect on our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, none of the following, alone or in combination, are taken into account in determining whether there has been or will be, a “material adverse effect” on Cascade:

•       general economic, legal or regulatory conditions affecting the gas utility industry as a whole, except to the extent that we are materially and adversely affected in a disproportionate manner as compared to comparable gas utilities;

•       the announcement of the execution of the merger agreement;

•       our failure by to meet revenue or earnings predictions prepared by Cascade or equity analysts or our receipt of any credit ratings downgrade (but not the facts or occurrences giving rise or contributing to any such failure by to meet revenue or earnings predictions or credit ratings downgrade);

•       changes in laws, rules or regulations of any governmental entity affecting the energy market as a whole except to the extent we are materially and adversely affected in a disproportionate manner as compared to comparable participants in the energy market;

•       any orders or decisions by the WUTC or the OPUC regarding Cascade or the transactions contemplated by the merger agreement;

•       any change in generally accepted accounting principles;

•       any change in the price of our common stock (but not the facts or occurrences giving rise or contributing to any such change in the price of our common stock);

•       any outbreak or escalation of hostilities, terrorism or war, or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis or natural disaster, in each case that does not directly affect our assets or properties or the communities we serve;

•       the effects of weather or other meteorological events; and

•       the compliance with the terms of the merger agreement.

The merger agreement also contains customary representations and warranties made by MDUR and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•       proper organization, good standing and corporate power to operate their businesses and enter into the merger agreement and to consummate the transactions contemplated thereby;

•       the absence of any (a) conflict with or breach of, their organizational documents, applicable law or certain agreements, or (b) creation of any lien as a result of entering into the merger agreement and consummating the merger;

•       required consents and approvals of governmental entities as a result of the merger;

•       the sufficiency of funds necessary to deliver the merger consideration and satisfy all of MDUR’s obligations in the merger agreement;

•       MDUR’s SEC filings since December 31, 2001 and the financial statements contained therein; and

•       the absence of litigation or outstanding court orders against MDUR or its subsidiaries that would have a material adverse effect on MDUR.

For the purposes of the merger agreement, a “material adverse effect” with respect to MDUR means any event, effect, change or development that, individually or in the aggregate with other events, changes or developments, has, or would reasonably expected to have, a material and adverse effect on the ability of MDUR or Merger Sub to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Organizational Documents

The articles of incorporation and bylaws of Cascade as in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and bylaws and by applicable law.

Conduct of Business of Cascade Pending the Merger

Prior to the merger we have agreed, subject to certain specified exceptions, that we will conduct our businesses in the ordinary course consistent with past practice and will use our reasonable best efforts to protect and preserve our business organization intact, maintain in full force and effect our permits and maintain our existing relations and goodwill with third parties. In addition, the merger agreement places specific restrictions on our ability to, among other things:

•       declare, set aside or pay any dividends except for regular quarterly cash dividends and distributions on our common stock in accordance with our dividend policy, not to exceed $0.24 per share per quarter;

•       split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for our capital stock;

•       purchase, redeem or otherwise acquire any of our securities, other than purchases of shares of company common stock for issuance to participants in our DRIP and Employee Savings Plan;

•       issue, sell or grant any of our securities, other than the issuance of common stock upon the exercise or conversion of outstanding options, awards, or other compensation commitments, the reissuance of shares of our common stock that have been purchased in accordance pursuant to our DRIP and Employee Savings Plan and the annual issuance of an aggregate of 8,000 shares of our common stock in accordance with our 2000 Director Stock Award Plan;

•       amend our articles of incorporation or bylaws;

•       acquire or agree to acquire any business, entity or assets other than in the ordinary course of business consistent with past practice or pursuant to planned capital expenditures;

•       except as required by law or by our current benefit plans, compensation commitments or collective bargaining agreements, (a) grant any increase in compensation or benefits or new incentive compensation grants except in the ordinary course of business consistent with past practice, provided that such increases, in the aggregate, do not result in an increase of more than 5% when compared to the prior year, (b) grant any increase in severance, pay to stay or termination pay except to the extent consistent with past practice and that, in the aggregate, does not result in a material increase in benefits or compensation expenses, (c) enter into or amend any compensation commitment or (d) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan; except that we may make available to newly hired officers, or employees hired to fill existing positions or up to ten newly created positions, or in the context of promotions in the ordinary course of business consistent with past practice, any benefits and compensation arrangements (excluding equity grants) that have, consistent with past practice, been made available to newly hired or promoted officers or employees;

•       make any material change in accounting methods, principles or practices except as required by GAAP, by regulatory authorities of competent jurisdiction or by law;

•       sell, lease (as lessor), license or otherwise dispose of or subject to liens any material properties or assets other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

•       except with respect to certain specified indebtedness, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than in connection with any refinancing on commercially reasonable terms any of our existing borrowings;

•       make any capital expenditures, other than planned expenditures and expenditures to the extent made or agreed to be made to ensure compliance with the rules or an order of any governmental entity or to ensure compliance with the terms of any permit;

•       enter into any gas supply agreement other than in the ordinary course of business consistent with past practice;

•       pay, discharge, settle, compromise or satisfy any material claims, liabilities, litigation or other obligations, or waive, release or assign any material rights or claims, other than in the ordinary and usual course of business consistent with past practice or, with respect to obligations reserved against in our financial statements included in our SEC documents, in accordance with their terms;

•       enter into any hedging transactions other than in the ordinary course of business consistent with past practice; or

•       adopt a plan of complete or partial liquidation or a dissolution or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

See also “—Regulatory Approval Process” and “—No Solicitation” below.

Conduct of Business by MDUR Pending the Merger

Prior to the merger MDUR has agreed to not acquire or agree to acquire any asset or to make any investment in any person to the extent such agreement, acquisition or investment would reasonably be expected to have a material adverse effect on the ability of MDUR or on Cascade to obtain, or to materially delay, any required statutory approvals.

Regulatory Approval Process

WUTC and OPUC Regulatory Approvals

Cascade and MDUR have established a regulatory approval team, the chairperson of which was designated by MDUR . The regulatory approval team is formulating the approach to be taken to obtaining the required statutory approvals from the WUTC and the OPUC and coordinating filings for such approvals. Each of Cascade and MDUR have agreed that they will, through the regulatory approval team, keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement.

Other Regulatory Approvals

Under the merger agreement MDUR is responsible for formulating the approach to be taken on all required approvals from governmental entities other than the WUTC and OPUC; provided, however, that MDUR must (a) regularly consult with us regarding such approvals and (b) not agree to any terms or conditions contained in such approvals without our prior written consent, which may not be unreasonably withheld. Cascade and MDUR have agreed to cooperate and use reasonable best efforts to obtain the approvals listed above and all other required regulatory approvals, including under the HSR Act.

Cascade’s Pending Rate Case

The merger agreement provides that we will be solely responsible with respect to all matters related to our rate case currently pending with the WUTC. However, we have agreed to (a) regularly consult with MDUR, (b) promptly furnish MDUR with copies of notice or other material communications we receive from any third party with respect to the rate case, (c) provide MDUR with copies of any materials to be provided to the WUTC with respect to the rate case and (d) not settle or compromise all or any portion of the rate case without MDUR’s prior written consent, which may not be unreasonably withheld.

No Solicitation

We have agreed that we will not, directly or indirectly, (a) solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal which constitutes or that may reasonably be expected to lead to, any Takeover Proposal (defined below), (b) enter into any letter of intent or agreement related to any Takeover Proposal or (c) participate in any discussions or negotiations regarding, or that may reasonably be expected to lead to, any Takeover Proposal.

However, if prior to the receipt of the Cascade shareholder approval we receive an unsolicited, bona fide written Takeover Proposal that in the good faith judgment of our board of directors constitutes, or is reasonably likely to constitute, a Superior Proposal (defined below) and our board of directors determines in good faith, after consultation with outside counsel, that the failure to take any of the actions in described in the bullets below with respect to such Takeover Proposal would be reasonably likely to result in a breach of its fiduciary duties, we may:

•       furnish information with respect to ourselves to any such person pursuant to a confidentiality agreement;

•       participate in discussions with such person regarding such Superior Proposal; and

•       enter into, approve or recommend any agreement relating to any Takeover Proposal or Superior Proposal;

if, prior to furnishing such information to such third person, we provide at least two business days notice to MDUR and we otherwise continue to comply with our obligations described herein.

A “Takeover Proposal” means any proposal or offer that contemplates, or could reasonably be expected to lead to, a proposal or offer relating to any direct or indirect acquisition or purchase of 10% or more of our assets (other than a proposal to acquire or purchase the building in which our principal executive offices are located) or 10% or more of the voting power of our capital stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of our capital stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cascade, as a result of which a third party would acquire 10% or more of the voting power of our capital stock. “Superior Proposal” means any bona fide written offer to acquire, directly or indirectly, for cash and/or securities, more than 50% of the voting power of our capital stock or all or substantially all of our assets and otherwise on terms which our board determines in good faith (after consultation with financial and other advisors) to be more favorable to our shareholders than the merger with MDUR, and which is reasonably capable of being completed on the terms proposed.

Except as contemplated above and otherwise in the merger agreement, our board of directors may not:

•       withdraw, qualify or modify, in a manner adverse to MDUR, the approval by our board of directors of the merger agreement and the transactions contemplated hereby or the recommendation by our board of directors of the merger agreement;

•       approve or recommend any Takeover Proposal; or

•       authorize or permit Cascade to enter into any acquisition agreement.

Conditions to the Merger

The obligations of both Cascade and MDUR to complete the merger are subject to the following mutual conditions:

•       receipt of Cascade shareholder approval;

•       the receipt of final orders approving the merger from the WUTC, the OPUC, the North Dakota Public Service Commission and the Minnesota Public Utilities Commission, and the receipt of a final order from the WUTC relating to the rate case we filed in February 2006, in such a manner that such approvals do not, in the aggregate, result in a material adverse effect on Cascade;

•       the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act;

•       the absence of any law, judgment, injunction or other order by a governmental entity that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement; and

•       the filing of all other notices, reports and other filings required to be made by Cascade or MDUR with any governmental entity in connection with the merger agreement and the receipt of all consents, registrations, approvals, permits and authorizations required to be obtained by Cascade or MDUR from any governmental entity in connection with the merger agreement, except as would not, in the aggregate, have a material adverse effect on Cascade or MDUR.

The obligations of Cascade to complete the merger are subject to the following additional conditions:

•       the truth and accuracy of the representations and warranties made by MDUR and Merger Sub in the merger agreement: (a) in all respects with respect to those matters qualified by materiality and (b) in all material respects with respect to those matters not qualified by materiality;

•       performance of all material obligations and compliance in all material respects by MDUR and Merger Sub in respect to all of their agreements and covenants under the merger agreement;

•       the absence of any event, effect, change or development that individually or in the aggregate with other such events, effects, changes or developments that has had, or would reasonably be expected to have, a material adverse effect on MDUR; and

•       receipt by MDUR of any consents or approvals required under any contract to which MDUR or any of its subsidiaries is a party, except those contracts for which failure to obtain such consent or approval would not, individually or in the aggregate, have a material adverse effect on MDUR.

The obligations of MDUR and Merger Sub to complete the merger are subject to the following additional conditions:

•       the truth and accuracy of the representations and warranties made by Cascade in the merger agreement: (a) in all respects with respect to those matters qualified by materiality, (b) in all material respects with respect to those matters not qualified by materiality, except for certain tax matters, and (c) in all respects with respect to certain tax matters except where the failure to be true and correct would, in the aggregate, not have a material adverse effect on Cascade;

•       performance of all material obligations and compliance in all material respects by Cascade in respect to all of our agreements and covenants under the merger agreement;

•       the absence of any event, effect, change or development that individually or in the aggregate with other such events, effects, changes or developments that has had, or would reasonably be expected to have a material adverse effect on Cascade; and

•       our receipt of any consents or approvals required under any contract to which we or any of our subsidiaries is a party, except those contracts for which failure to obtain such consent or approval would not, individually or in the aggregate, have a material adverse effect on Cascade or, after the merger, on MDUR.

Termination

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after our shareholder approval has been obtained, as follows:

•       by mutual written consent of Cascade and MDUR;

•       by either Cascade or MDUR if:

•        a government authority has issued a final order denying the grant of a required statutory approval, as a result of which certain closing conditions cannot be satisfied;

•        any government authority has enacted, issued, promulgated or entered any law, judgment, injunction or order or taken any other action which is a final order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement;

•        the merger has not been consummated by April 8, 2007; provided, however, that if all other conditions to closing are satisfied except that the WUTC approval and the OPUC approval have not been obtained, either Cascade or MDUR may extend such period by six months;

•        our shareholders do not approve the merger agreement at the special meeting; or

•        the other party has breached any representation, warranty or covenant, or any representation and warranty has become untrue, in each case such that certain closing conditions would not be satisfied, and such breach is not curable or is not cured within 60 days;

•       by MDUR if:

•        our board of directors has not recommended, or has withdrawn or qualified or modified in any manner adverse to MDUR its recommendation of, the merger agreement or the merger;

•        our board of directors has entered into a definitive agreement for or recommended any Takeover Proposal;

•        we have breached our obligations discussed under “—No Solicitation” in any material respect; or

•        a tender offer or exchange offer for 50% or more of the outstanding shares of our capital stock is commenced, and the our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our shareholders within ten days (including by taking no position with respect to the acceptance of such tender offer or exchange offer); and

•       by Cascade prior to obtaining shareholder approval if:

•        our board of directors authorizes Cascade to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and we notify MDUR in writing, provided that we may not enter into a definitive agreement until at least the sixth business day after we have provided the notice to MDUR;

•        MDUR does not make, within five business days of receipt of the our notification of our intention to enter into a definitive agreement for a Superior Proposal, an offer that our board of directors determines, in its reasonable good faith judgment after consultation with its financial and other advisors, is at least as favorable to our shareholders as the Superior Proposal; and

•        prior to or concurrently with such termination we pay to MDUR $9 million.

Termination Fees and Expenses

Under the merger agreement each party will be responsible for paying the merger-related fees and expenses as described under “—Fees and Expenses Generally” below. In addition, we will be required to pay to MDUR a termination fee of $9 million in the following circumstances:

•       if MDUR terminates the merger agreement because we have breached any representation, warranty or covenant, or any representation and warranty has become untrue, in each case such that certain specified closing conditions would not be satisfied, and such breach is not curable or is not cured within 60 days, and

•        at or prior to the termination date a Takeover Proposal, or the intention to make a Takeover Proposal, has been publicly announced, commenced or otherwise communicated or made known to our board of directors; and

•        within 12 months after the termination date, we become a party to any definitive, binding agreement with respect to a Takeover Proposal or consummate a transaction that would constitute a Takeover Proposal;

•       if MDUR terminates the merger agreement because:

•        our board of directors has not recommended, or has withdrawn or qualified or modified in any manner adverse to MDUR its recommendation of, the merger agreement or the merger;

•        our board of directors has entered into a definitive agreement for or recommended any Takeover Proposal;

•        we have breached our obligations discussed under “—No Solicitation” in any material respect; or

•        a tender offer or exchange offer for 50% or more of the outstanding shares of our capital stock is commenced, and the our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our shareholders within ten days (including by taking no position with respect to the acceptance of such tender offer or exchange offer);

•       if Cascade terminates the merger agreement prior to obtaining shareholder approval because:

•        our board of directors authorizes Cascade to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and we notify MDUR in writing; and

•        MDUR does not make, within five business days of receipt of the our notification of our intention to enter into a definitive agreement for a Superior Proposal, an offer that our board of directors determines, in its reasonable good faith judgment after consultation with its financial and other advisors, is at least as favorable to our shareholders as the Superior Proposal; and

•       if either Cascade or MDUR terminates the merger agreement because (a) a government authority has issued a final order denying the grant of a required statutory approval, as a result of which certain closing conditions cannot be satisfied (other than termination by reason of the issuance of a final order by the North Dakota Public Service Commission or the Minnesota Public Utilities Commission denying a required statutory approval); (b) a government authority has enacted, issued, promulgated or entered any law, judgment, injunction or order or taken any other action which is a final order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement; (c) our shareholders do not approve the merger agreement at the special meeting; or (d) the merger has not been consummated by April 8, 2007 (or at the end of any applicable six-month extension period), and

•        at or prior to the Termination Date a Takeover Proposal, or the intention to make a Takeover Proposal, has been publicly announced, commenced or otherwise communicated or made known to an executive officer or our board of directors; and

•        within 12 months after the termination date, we become a party to a definitive, binding agreement with respect to a Takeover Proposal or consummate a transaction that would constitute a Takeover Proposal.

Fees and Expenses Generally

Except as provided in “—Termination Fees and Expenses,” all fees and expenses incurred in connection with the merger, the merger agreement and the related transactions will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. However, Cascade and MDUR will share equally up to $2,000,000 in the aggregate of:

•       all fees and expenses (excluding fees and expenses of legal counsel and investment bankers) incurred in preparing, printing, filing and mailing of the proxy materials; and

•       if Cascade shareholder approval is obtained, all fees and expenses incurred by Cascade (including fees and expenses of legal counsel, consultants, accountants and investment bankers but excluding fees for our investment bankers) related to efforts to obtain our required statutory approvals, including our pending rate case.

Amendment; Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of Cascade and MDUR. However, after the merger agreement has been adopted by our shareholders, no amendment may be made to the merger agreement that requires, by law, further approval of our shareholders unless such further approval is obtained. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table shows certain information regarding the beneficial ownership, as of July 21, 2006, of the Company’s Common Stock by (a) each director, the current Chief Executive Officer, the former Chief Executive Officer, and the other four most highly paid executive officers of the Company and (b) all current directors and executive officers as a group. The Company is not aware of any beneficial owner of 5% or more of the Common Stock. Except as otherwise indicated in the table, the Company believes the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Name	Number of Shares(1)		Shares Subject to Options Exercisable Within 60 Days of July 21, 2006	Total		Percentage of Common Stock
Scott M. Boggs	6,681		0	6,681		*
Pirkko H. Borland	5,500		0	5,500		*
Carl Burnham, Jr.(2)	18,170	(3)	0	18,170	(3)	*
Thomas E. Cronin	9,523		0	9,523		*
Rick Davis	5,000		0	5,000		*
David A. Ederer	8,849	(3)	0	8,849	(3)	*
Michael J. Gardner	2,745		1,000	3,745		*
W. Brian Matsuyama(4)	34,494		0	34,494		*
Larry L. Pinnt	14,438		0	14,438		*
Brooks G. Ragen	26,948	(3)	0	26,948	(3)	*
Larry C. Rosok	7,605		4,000	11,605		*
David W. Stevens	17,500	(5)	0	17,500	(5)	*
Jon T. Stoltz	9,055		6,000	15,055		*
Douglas G. Thomas	5,173		0	5,173		*
All directors and executive officers as a group (15 persons)(6)	177,511	(3)(5)	15,000	192,511	(3)(5)	1.66%

                 * Less than one percent.

       (1) Includes shares held in the Company’s Employee Retirement Savings Plan and Trust in the following amounts:

Name	Shares Held in 401(k) Plan
Michael J. Gardner	2,745
W. Brian Matsuyama	11,215
Larry C. Rosok	2,502
Jon T. Stoltz	6,264

       (2) Includes 2,250 shares held in The Margaret Burnham Trust, a revocable trust of which Mr. Burnham is the sole trustee and a potential beneficiary. Mr. Burnham disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3) Includes 8,831, 1,296 and 576 stock units held by Messrs. Ederer, Ragen and Burnham, respectively, pursuant to our 1991 and 2000 Director Stock Award Plans.

(4) Mr. Matsuyama resigned as the Company’s President and CEO and as Vice Chairman of the Board effective March 31, 2005.

(5) Includes 5,000 shares of restricted stock granted under the 1998 Stock Incentive Plan.

(6) Includes shares beneficially owned by the current directors and named executive officers listed in the table together with our other executive officers, Jim Haug and Julie Marshall.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of our common stock to dissent from the merger and receive cash equal to the fair value of their Cascade common stock in the merger. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13 of the WBCA, which is attached to this proxy statement as Annex C.

MDUR stockholders do not have dissenters’ rights in connection with the transactions contemplated by the merger agreement.

If you wish to dissent from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of Washington law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

Under Washington law, Cascade shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Cascade common stock. To preserve your right if you wish to exercise your statutory dissenters’ rights, you must:

•       deliver to us, before the vote on the proposal to approve the merger agreement is taken at the special meeting, notice of your intent to demand the fair value for your Cascade common stock if the merger is consummated and becomes effective; and

•       not vote your shares of Cascade common stock at the special meeting in favor of the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Merely voting against the merger agreement and the merger will not preserve your dissenters’ rights. Chapter 23B.13 of the WBCA is reprinted in its entirety and attached to this proxy statement as Annex C. Failure to precisely comply with all procedures required by Washington law will result in the loss of your dissenters’ rights. If you do not satisfy each of the statutory requirements, you cannot exercise dissenters’ rights and you will be bound by the terms of the merger agreement.

Submitting a proxy card that does not direct how the Cascade common stock represented by that proxy is to be voted will constitute a vote in favor of each of the proposals being presented to our shareholders at the special meeting and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the merger agreement will not satisfy the notice requirement referred to above. You must deliver notice of the intent to exercise dissenters’ rights to us prior to the vote being taken at the special meeting at: Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington, 98109, Attn: Corporate Secretary.

Dissenters’ Notice Procedure

Within ten days after the effective date of the proposed merger, we will deliver a notice to all shareholders who have properly given notice under the dissenters’ rights provisions and have not voted in favor of the merger agreement as described above. The notice will contain:

•       the address where the demand for payment and certificates representing shares of Cascade common stock must be sent and the date by which they must be received;

•       any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•       a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed transactions and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Cascade common stock or an interest in it;

•       a date by which we must receive the payment demand; and

•       a copy of the dissenters’ rights provisions of Washington law.

If you wish to assert dissenters’ rights, you must demand payment and deposit your Cascade stock certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you delivered a timely notice of intent to demand payment.

Except as provided below, within 30 days of the later of the effective date of the merger or our receipt of a valid demand for payment, we will remit to each dissenting shareholder who complied with the requirements of Washington law the amount we estimate to be the fair value of the shareholder’s Cascade common stock, plus accrued interest.

We will include the following information with the payment:

•       financial data relating to Cascade;

•       our estimate of the fair value of the shares and the accrued interest and a brief description of the methods used to reach those estimates;

•       an explanation of how the interest was calculated;

•       a statement of the dissenter’s right to demand payment under Chapter 23B.13.280 of the WBCA;

•       a copy of Chapter 23B.13 of the WBCA; and

•       a brief description of the procedures to be followed in demanding supplemental payment.

For a dissenting shareholder who was not the beneficial owner of the shares of Cascade common stock before July 9, 2006, under Chapter 23B.13.270 of the WBCA, we may withhold payment and instead send a statement setting forth its estimate of the fair value of the shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment. We will also send an explanation of how we estimated the fair value of the shares and calculated the interest, and a statement of the dissenter’s right to payment under Chapter 23B.13.280 of the WBCA.

If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify us of and demand payment of your estimate of the fair value of your shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after our receipt of the payment demand, Section 23B.13.300 of the WBCA requires that we commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the nondissenting shareholders’ common stock. The dissenters have the same discovery rights as parties in other civil proceedings. If the court determines that the fair value of the shares is in excess of any amount remitted by us, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against Cascade, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Cascade any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Cascade.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of our common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s consent at or before the time they deliver the notice of intent to demand fair value.

For purposes of Washington law, “fair value” means the value of our common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of the WBCA, a Cascade shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, our articles of incorporation or by-laws, or was fraudulent with respect to that shareholder or Cascade.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Cascade files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Cascade’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Cascade Natural Gas Corporation, 222 Fairview Avenue N, Seattle, Washington, 98109, Attention: Corporate Secretary. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated September 20, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participating in any future meetings of shareholders. However, as discussed above the regulatory approval process could take into mid-2007. Accordingly if the merger is not completed, we will hold our 2007 Annual Meeting of shareholders. If such meeting is held, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our 2007 annual proxy statement should be sent to us at 222 Fairview Avenue North, Seattle, WA 98109, Attention: Corporate Secretary, and we must receive such proposals by September 13, 2006. All shareholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on November 27, 2006 and advise our shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on November 27, 2006.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address 222 Fairview Avenue North, Seattle, WA 98109, Attention:  Corporate Secretary, (206) 381-6711. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contract your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MDU RESOURCES GROUP, INC.

FIREMOON ACQUISITION, INC.

AND

CASCADE NATURAL GAS CORPORATION

DATED AS OF JULY 8, 2006

A-ii

Index of Defined Terms

Acquisition Agreement	25
Affiliate	11
Agreement	1
Articles of Merger	1
Benefit Plan	10
Book-Entry Shares	4
Buyer	1
Buyer Coordinators	31
Buyer Disclosure Schedules	11
Buyer Filed SEC Documents	19
Buyer Material Adverse Effect	19
Buyer Required Statutory Approvals	20
Buyer SEC Documents
Buyer’s Banker	21
Capital Stock	7
CEM	22
Certificate	2
Chairperson	31
Closing Date	1
Company	1
Company Business Personnel	16
Company Common Shares	2
Company Common Stock	2
Company Coordinators	31
Company Cumulative Preferred Stock	7
Company Disclosure Schedules	5
Company DRIP	3
Company Employee Savings Plan	3
Company Filed SEC Documents	5
Company Group	11
Company Indebtedness	19
Company Material Adverse Effect	6
Company Material Contract	19
Company Material Taxes	11
Company Option Plans
Company Permits	10
Company Preferred Stock	7
Company Required Statutory Approvals	9
Company Restricted Shares	2
Company Shareholder Approval	8
Company Shareholders Meeting	3
Company Stock Equivalents	7
Company Stock Option	2
Company Stock Plans	3
Company Stock Units	3
Company Voting Debt	7
Compensation Commitments	14
Confidentiality Agreement	25
Contract	4
Director Stock Plan	2
Dissenting Shares	2
Effective Time	1
End Date	6

A-iii

Environmental Law	17
ERISA	14
ERISA Affiliate	13
ERISA Benefit Plan	13
Exchange Act	9
Final Order	33
GAAP	6
Gas Supply Agreement	24
Governmental Entity	9
Hazardous Substance	17
Hedging Transactions	18
HSR Act	9
Indemnified Person	30
Intellectual Property Rights	18
IRS	12
JPMorgan	18
Knowledge	11
Liens	8
Merger	1
Merger Consideration	2
Merger Sub	1
Multiemployer Plan	15
NYSE
Off-Balance Sheet Arrangement	11
OPUC	6
OPUC Approval	9
Order	33
Payment Agent	3
Payment Fund	3
Person	4
Proxy Statement	10
PUHCA 2005	17
Qualified Plan	14
Rate Case	32
Regulatory Approval Coordinators	31
Regulatory Approval Team	31
Sarbanes-Oxley Act	11
SEC	5
Securities Act	9
Significant Subsidiary	7
Subsidiary	2
Superior Proposal	26
Surviving Corporation	1
Takeover Proposal	25
Takeover Transaction	25
Tax	4
Tax Return	13
Termination Date	34
Termination Fee	37
WBCA	1
WUTC	6
WUTC Approval	9

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, is made and entered into as of July 8, 2006 (this “Agreement”), by and among MDU RESOURCES GROUP, INC., a Delaware corporation (“Buyer”), FIREMOON ACQUISITION, INC., a Washington corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), and CASCADE NATURAL GAS CORPORATION, a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties desire that Merger Sub be merged with and into the Company (the “Merger”) pursuant to which the Company will become a wholly-owned Subsidiary of Buyer; and

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1   The Merger.   Upon the terms and subject to the conditions hereof, and in accordance with the Washington Business Corporation Act (the “WBCA”), Merger Sub will be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the WBCA.

Section 1.2   Closing.   The closing of the Merger will take place at 9:00 a.m. on a date mutually agreed to by Buyer and the Company, which will be no later than the business day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another date, time or place is agreed to in writing by Buyer and the Company.

Section 1.3   Effective Time.   The Merger will become effective (the “Effective Time”) upon the later of (a) the date of filing of properly executed Articles of Merger (the “Articles of Merger”) relating to the Merger with the Secretary of State of Washington in accordance with the WBCA, and (b) at such other time as Buyer and the Company agree and set forth in the Articles of Merger.

Section 1.4   Effects of the Merger.   The Merger will have the effects set forth in this Agreement and in the WBCA.

Section 1.5   Articles of Incorporation and Bylaws; Officers and Directors.

(a)   The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable law.

(b)   The bylaws of the Company, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Surviving Corporation’s Articles of Incorporation, bylaws and by applicable law.

(c)   The directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and bylaws and by applicable law.

ARTICLE II
EFFECT OF THE MERGER; CONVERSION OF SHARES

Section 2.1   Effect on Company Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of any of Buyer or the Company or the holders of any securities thereof:

(a)   Cancellation of Certain Shares.   Each share of Common Stock, $1.00 par value per share, of the Company (“Company Common Stock,”) that (i) has been reacquired by the Company and is held as authorized but unissued Company Common Stock, (ii) is owned by any Subsidiary of the Company or (iii) is owned by Buyer or any Subsidiary of Buyer, will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

(b)   Conversion of Company Common Shares.   Each share of Company Common Stock issued and outstanding, including Company Stock Options deemed exercised pursuant to Section 2.2, (but not Dissenting Shares and shares of Company Common Stock to be cancelled in accordance with Section 2.1(a)) (the “Company Common Shares”) will be converted into the right to receive $26.50 in cash, without interest (the “Merger Consideration”) on the terms set forth in this Agreement. All such Company Common Shares, when so converted, will no longer be outstanding and will automatically be cancelled and retired, and each holder of a certificate representing any such Company Common Shares will cease to have any rights with respect thereto, except the right to receive Merger Consideration without interest upon the surrender of the proper documentary evidence to the Paying Agent in accordance with Section 2.4(c).

Section 2.2   Effect on Company Options and Other Company Securities; Suspension of DRIP and Employee Savings Plans.

(a)   Immediately prior to the Effective Time, contingent on consummation of the Closing, each outstanding option to purchase Company Common Stock (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time pursuant to the Company’s 1998 Stock Incentive Plan (including the Company’s 2000 Director Stock Award Plan (the “Director Stock Plan”)) (collectively, the “Company Option Plan”) that is not vested, will immediately vest and become exercisable by the holder. If this Agreement is terminated, all Company Stock Options that were otherwise unvested will revert to their original status. The Company will exercise reasonable efforts to cause all holders of Company Stock Options to either exercise such options or irrevocably waive his or her rights to do so. At the Effective Time, each Company Stock Option with respect to which the holder has delivered to the Company a proper exercise notice will be considered exercised. The Common Stock issuable in respect of such exercise will be deemed issued without the necessity of issuing a stock certificate and will be treated as Company Common Shares in the Merger. The Paying Agent, on Buyer’s behalf, will deduct the exercise price payable in connection with the exercise of Company Stock Options from the Merger Consideration otherwise payable in respect of the Company Common Shares deemed issued in respect of the exercised option; it will not be necessary for holders of Company Stock Options to tender the exercise price. Any Company Stock Options with respect to which the Payment Agent has not received notice of exercise before termination of the Payment Fund will be cancelled.

(b)   At the Effective Time, all remaining restrictions with respect to shares of Company restricted stock issued pursuant to the Company Option Plan (the “Company Restricted Shares”) will expire and all of the Company Restricted Shares will be fully vested and will be treated as Company Common Shares in the Merger, provided, however, that the amount payable by the Paying Agent in respect of such Company Common Shares shall be reduced by all applicable federal, state and local Taxes required to be withheld by the Company or otherwise with respect thereto.

(c)   Prior to the record date for the Company Shareholders Meeting, the Company will take such actions and enter into such agreements to cause (i) all outstanding Stock Units (as defined in the Director Stock Plan) (the “Company Stock Units”) to be cancelled and (ii) to be issued to each holder of Company Stock Units a number of Company Common Shares equal to number of Company Stock Units such Person holds, which will be treated as Company Common Shares in the Merger, in each case to be effective immediately prior to the Effective Time.

(d)   Prior to the Effective Time, the Company will cause the Company’s Automatic Dividend Reinvestment Plan (the “Company DRIP”) and all rights thereunder to be suspended immediately following the Investment Date (as defined in the Company DRIP) ending immediately prior to the Effective Time, with the effect of such suspension being that no offering period will commence or continue under such plan during the period of such suspension.

(e)   Prior to the Effective Time, the Company will cause the Company’s Employee Retirement Savings Plan (2002 Restatement) (the “Company Employee Savings Plan” and, collectively with the Company Option Plan and the Company DRIP, the “Company Stock Plans”), to be amended to suspend investments in Qualifying Employer Securities (as defined therein) effective as of the last business day prior to the Effective Time.

Section 2.3   Conversion of Merger Sub Common Shares.   Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one (1) share of common stock of the Surviving Corporation and each certificate evidencing ownership of any shares of common stock of Merger Sub shall evidence ownership of the same number of shares of common stock of the Surviving Corporation.

Section 2.4   Payment Procedures.

(a)   Payment Agent; Payment Fund.   Not less than five business days prior to the Effective Time, Buyer will authorize a banking or other financial institution selected by Buyer and reasonably satisfactory to the Company to act as Payment Agent hereunder (the “Payment Agent”) with respect to the Merger. At or prior to the Effective Time, Buyer will deposit, or will cause to be deposited, with the Payment Agent, for the benefit of the holders of Company Common Shares, for exchange in accordance with this Article II, the aggregate Merger Consideration payable in connection with the Merger (the “Payment Fund”). Such funds shall be invested by the Payment Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposits, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500,000,000; provided however that (i) none of the foregoing will affect Buyer’s obligation to pay the Merger Consideration as set forth in this Section 2.4 and (ii) Buyer and the Surviving Corporation will promptly replace any losses relating to the aggregate Merger Consideration. Any net profit resulting from, or interest or income produced by, such investments will be payable to Buyer. The Payment Agent will, pursuant to irrevocable instructions of the Buyer, deliver the applicable Merger Consideration pursuant to this Article II out of the Payment Fund. At or prior to the Effective Time, the Company will provide to the Payment Agent a certified ledger setting forth the names and amounts held by the holders of all Company Stock Options. The Payment Fund will not be used for any purpose other than as set forth in this Section 2.4(a).

(b)   Instructions.   Promptly after the Effective Time, the Surviving Corporation will cause the Payment Agent to mail to each holder of record of Company Common Shares (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent and will be in a form and have such other provisions as Buyer may specify and that are acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates and shares that are held in book-entry form (“Book-Entry Shares”) in exchange for the consideration contemplated hereby, if not previously surrendered. “Certificate” means a stock certificate representing the applicable holder’s Company Common Shares or, in the case of Company Stock Options exercised for Company Common Shares pursuant to Section 2.2, the holder’s applicable stock option agreement together with the proper executed exercise notice.

(c)   Procedures.   Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Payment Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Certificate or Book-Entry Shares surrendered pursuant to the provisions of this Article II, after giving effect to any required withholding Tax. In the event of a transfer of ownership of Company Common Shares that is not registered in the Company’s transfer records, a check for the Merger Consideration to be paid pursuant to this Section 2.4, if applicable, may be issued to such a transferee if such Certificate or Book-Entry Shares are properly endorsed (as applicable) or otherwise be in proper form for transfer and the transferee will pay any transfer or other Taxes required by reason of the payment to any person, employee, individual, corporation, limited liability company, partnership, trust, or any other non-governmental entity (including any foreign entity) or any governmental or regulatory authority or body (including any foreign entity) (each a “Person”), other than the registered holder of such Certificate or Book-Entry Shares, or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(d)   Tax Withholding.   Each of the Surviving Corporation, Buyer, Merger Sub and the Payment Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (without duplication) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law and to pay such amounts to the applicable taxing authority. To the extent that amounts are so withheld by the Surviving Corporation, Buyer, Merger Sub or the Payment Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. “Tax” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, estimated, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

(e)   No Further Ownership Rights in Shares.   All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II will be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Shares theretofore represented by such Certificates or Book-Entry Shares. At the Effective Time, the Company’s stock transfer books will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they will be cancelled as provided in this Article II.

(f)   Termination of Payment Fund.   Any portion of the Payment Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Company Common Shares for

12 months after the Effective Time may be delivered to Buyer upon its demand, and any holder of Company Common Shares who has not theretofore exchanged such holder’s Certificate(s) or Book-Entry Shares in accordance with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time will thereafter look only to Buyer or its agent (subject to abandoned property, escheat or other similar laws) for payment of their Merger Consideration deliverable in respect of each Company Common Share such shareholder holds as determined pursuant to this Agreement.

(g)   No Liability.   None of Buyer, the Surviving Corporation, the Company or the Payment Agent will be liable to any Person in respect of any amount properly delivered or deliverable to a public official pursuant to any applicable abandoned property, escheat or other similar law.

Section 2.5   Dissenting Shares.   Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (but not Company Common Shares deemed issued for exercised Company Stock Options pursuant to Section 2.2) that are held by a holder who (a) has not voted such shares in favor of the adoption of this Agreement and the Merger, (b) is entitled to, and who has, properly demanded and perfected dissenter’s rights for such Company Common Shares in accordance with the WBCA and (c) has not effectively withdrawn or forfeited such dissenter’s rights prior to the Effective Time (the “Dissenting Shares”), will not be converted into a right to receive Merger Consideration at the Effective Time. If, after the Effective Time, such holder fails to perfect or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, (i) such Company Common Shares will be treated as if they had been converted as of the Effective Time pursuant to Section 2.1(b), without any interest therefor, and (ii) the procedures in Section 2.4 will apply with respect to the payment of Merger Consideration with regard to such Company Common Shares. The Company will give Buyer prompt notice of any written notice received by the Company for dissenter’s rights with respect to Company Common Shares, and Buyer will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.6   Lost Certificates.   If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Payment Agent, the posting by such Person of a bond, in such reasonable amount as Surviving Corporation or the Payment Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

Section 2.7   Adjustment of Merger Consideration.   In the event that the Company changes, or establishes a record date for changing, the number of shares of Company Common Stock issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction and the record date therefor is or will be prior to the Effective Time, the Merger Consideration will be appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer, except as set forth in the Company Disclosure Schedules dated as of the date hereof (the “Company Disclosure Schedules”), and except as disclosed in the documents (excluding any exhibits or portions thereof) filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Company and publicly available on the Electronic Data Gathering, Analysis and Retrieval System prior to the date of this Agreement (the “Company Filed SEC Documents”) (it being understood that any matter set forth in the Company Filed SEC Documents will be deemed to qualify any representation or warranty in this Article III only to the extent that the description of such matter in the Company Filed SEC Documents is made in such a way as to make its relevance to the information called for by such representation or warranty readily apparent), as follows:

Section 3.1   Organization.   The Company is validly existing under the laws of the State of Washington and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so existing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and in good standing (as applicable) in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing (as applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Buyer complete and correct copies of its Articles of Incorporation and bylaws. “Company Material Adverse Effect” means any event, effect, change or development that, individually or in the aggregate with other events, effects, changes or developments (i) is, or would reasonably be expected to be, material and adverse to the financial condition, business, assets, liabilities (contingent or otherwise), operations or results of operations of the Company and its Subsidiaries taken as a whole or (ii) has, or would reasonably be expected to have, a material and adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date; provided, however, that to the extent any event, effect, change or development is caused by or results from any of the following, in each case, it will not be taken into account in determining whether there has been (or would reasonably be expected to be) a Company Material Adverse Effect: (A) general economic, legal or regulatory conditions affecting the gas utility industry as a whole, except to the extent the Company and its Subsidiaries, taken as a whole, are materially and adversely affected in a disproportionate manner as compared to comparable gas utilities; (B) the announcement of the execution of this Agreement; (C) any failure by the Company to meet any revenue or earnings predictions prepared by the Company or revenue or earnings predictions of equity analysts or the receipt by the Company or any of its Subsidiaries of any credit ratings downgrade (it being understood that the facts or occurrences giving rise or contributing to any such effect, event, change or development which affect or otherwise relate to or result from the failure to meet revenue or earnings predictions prepared by the Company or revenue or earnings predictions of equity analysts or to the receipt of any credit ratings downgrade may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (D) changes in laws, rules or regulations of any Governmental Entity affecting the energy market as a whole except to the extent the Company and its Subsidiaries, taken as a whole, are materially and adversely affected in a disproportionate manner as compared to comparable participants in the energy market; (E) any orders or decisions by the Washington Utilities and Transportation Commission (the “WUTC”) or Oregon Public Utility Commission (the “OPUC”) regarding the Company or the transactions contemplated hereby; (F) any change in generally accepted accounting principles (“GAAP”) by the Financial Accounting Standards Board, the SEC or any other regulatory body; (G) any change in the price of the Company Common Shares (it being understood that the facts or occurrences giving rise or contributing to any such change in the price of the Company Common Shares may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (H) any outbreak or escalation of hostilities, terrorism or war (whether or not declared), or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis or natural disaster, in each case that does not directly affect the assets or properties of, or communities served by, the Company and its Subsidiaries, taken as a whole; (I) the effects of weather or other meteorological events; or (J) the compliance of any party hereto with the terms of this Agreement.

Section 3.2   Subsidiaries.

(a)   Section 3.2(a) of the Company Disclosure Schedules lists each Subsidiary of the Company and its jurisdiction of organization. No Subsidiary of the Company is a Significant Subsidiary. “Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.

(b)   All of the outstanding Capital Stock of each Subsidiary of the Company is owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company. Except for the Capital Stock of its Subsidiaries, the Company does not own, directly or indirectly, any Capital Stock of any corporation, partnership, joint venture, limited liability company or other entity. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar written or oral agreement, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation (“Contract”). “Capital Stock” means, as applicable any capital stock of a corporation or any other equity interest (including preferred interests) in any Person including any equity interest (including preferred interests) in any partnership, limited liability company or limited liability partnership.

Section 3.3   Capital Structure.

(a)   The authorized Capital Stock of the Company consists of 15,000,000 shares of Company Common Stock, 96,560 shares of 55 cents Cumulative Preferred Stock, no par value (“Company Cumulative Preferred Stock”), and 1,000,000 shares of preferred stock, $1.00 par value per share (“Company Preferred Stock”). At the close of business on June 30, 2006, (i) 11,498,571 shares of Company Common Stock (which includes 5,000 Company Restricted Shares for which restrictions have not lapsed) were issued and outstanding, (ii) 3,501,429 shares of Company Common Stock were held by the Company as authorized but unissued Company Common Stock, (iii) 326,730 shares of Company Common Stock were reserved for issuance pursuant to the Company Option Plan (including 33,000 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Stock Options and 14,750 shares of Company Common Stock reserved for issuance pursuant to outstanding Long-Term Incentive Award Agreements), (iv) 22,112 shares of Company Common Stock were reserved for issuance pursuant to the Director Stock Plan (including 10,702.8352 shares of Common Stock reserved for issuance pursuant to outstanding Company Stock Units), (v) 170,113 shares of Company Common Stock were reserved for issuance pursuant to the Company Employee Savings Plan, (vi) 113,834 shares of Company Common Stock were reserved for issuance pursuant to the Company DRIP, (vii) 2,027,054 shares of Company Common Stock were reserved for issuance for other matters (including 2,012,300 shares reserved for issuance pursuant to a previously anticipated offering that the Company has since abandoned) and (viii) no shares of Company Cumulative Preferred Stock or Company Preferred Stock were outstanding. As of the close of business on the date of this Agreement, except as set forth above, no shares of Company Common Stock or shares of Company Cumulative Preferred Stock or Company Preferred Stock are issued, reserved for issuance or outstanding, and there are no phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any Capital Stock of the Company (“Company Stock Equivalents”). There are no outstanding stock appreciation rights with respect to the Capital Stock of the Company. Each outstanding share of Company Common Stock is, and each share of Company Common Stock which may be issued pursuant to the Company Stock Plans and any awards thereunder will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s shareholders may vote (“Company Voting Debt”).

(b)   As of the date of this Agreement, other than as contemplated by Section 3.3(a), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Capital Stock, Company Stock Options, Company Voting Debt or other securities or Company Stock Equivalents of Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Capital Stock of the Company.

There are no outstanding agreements to which the Company, or to its Knowledge any of its officers or directors, is a party concerning the voting of any Capital Stock of the Company.

Section 3.4   Authority.   On or prior to the date of this Agreement, the Board of Directors of the Company unanimously approved this Agreement, declared this Agreement and the Merger advisable and in the best interest of the Company and its shareholders, resolved to recommend the approval of this Agreement by the Company’s shareholders, directed that this Agreement be submitted to the Company’s shareholders for approval and adoption (all in accordance with the WBCA) and approved the other agreements to be entered into by the Company as contemplated hereby. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2. This Agreement has been, and any agreements contemplated herein to which the Company is or will be a party will be, duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery hereof and thereof by Buyer and the other Persons party thereto) constitutes, or upon execution will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 3.5   Consents and Approvals; No Violations.

(a)   Except for filings, permits, authorizations, consents and approvals contemplated by Section 3.5(b), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) subject to the receipt of Company Shareholder Approval, conflict with or result in any breach of any provision of the Company’s Articles of Incorporation or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, guaranteed payment, loss of rights, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which the Company is a party or by which it or any of its properties or assets may be bound or any material Company Permit, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets or (iv) result in the creation of any material pledges, liens and security interests of any kind or nature whatsoever (“Liens”) upon any of the properties or assets of the Company, except in the case of clauses (ii) through (iv) for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)   No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or, after giving effect to the Merger, on Buyer) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except (i) receipt from the WUTC of approvals and orders, as applicable, pertaining to the Merger (excluding any approvals or orders relating to the Rate Case, the “WUTC Approval”), (ii) receipt from the OPUC of approvals and orders, as applicable, pertaining to the Merger (the “OPUC Approval”), (iii) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the filing of the Articles of Merger with the Secretary of State of Washington, and appropriate documents with the similar relevant authorities of other states in which the Company is qualified to do business, (v) as may be required by state takeover laws and foreign or supranational laws relating to antitrust and competition clearances disclosed on Section 3.5(b) of the Company Disclosure Schedules, (vi) such filings as may be required in connection with the Taxes described in Section 6.6, (vii) as may be required under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder (the “Exchange Act”) and (viii) such other filings, registrations, authorizations, consents and approvals as set forth on Section 3.5(b) of the Company Disclosure Schedules (collectively, whether or not legally required to be made or obtained, the “Company Required Statutory Approvals”). References to “obtained” with respect to Company Required Statutory Approvals will include the making of all filings and registrations and the giving of all applicable notices. “Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

Section 3.6   SEC Documents; Financial Statements; and Other Reports.

(a)   The Company has timely filed with or furnished to the SEC the documents required to be filed or furnished by it since December 31, 2001 under the Securities Act or the Exchange Act. As of their respective filing or furnishing dates, the Company Filed SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished, and at the time filed with the SEC, none of the Company Filed SEC Documents so filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company Filed SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company).

(b)   (i) The Company has filed with the WUTC and the OPUC or the appropriate public utilities commission, as the case may be, all material documents required to be filed by it under applicable state public utility laws and regulations, and (ii) all such documents complied, as of the date so filed or, if amended, as of the date of the last amendment prior to the date hereof, in all material respects with all applicable requirements of the applicable statute and rules and regulations thereunder, except for filings the failure of which to make, or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7   Absence of Material Adverse Effect.   Between September 30, 2005 and the date hereof the Company has conducted its business in all material respects only in the ordinary course, and there has not been (i) any Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distributions with respect to its Capital Stock (other than (a) regular quarterly cash dividends paid by the Company on Company Common Stock with usual record and payment dates and consistent with the Company’s past dividend policy and (b) material dividends and distributions by a direct or indirect Subsidiary of the Company to its parent or another Subsidiary of the Company), (iii) any split, combination or reclassification of any of its Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, (iv) any change in accounting methods, principles or practices by the Company, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance or (vi) any increase in the compensation payable or that could become payable by the Company to officers or key employees or any amendment of any of the Benefit Plans of the Company other than increases or amendments in the ordinary course. “Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, stock appreciation or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental, vision care, life insurance or other plan, program or arrangement providing compensation or benefits to or in respect of any current or former employee, officer or director of the Company or Buyer, as the case may be, or any of their respective Subsidiaries.

Section 3.8   Information Supplied.   None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Company Shareholders Meeting to be filed by the Company with the SEC, will, at the time it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Buyer or any of its representatives specifically for inclusion or incorporation by reference therein.

Section 3.9   Compliance with Laws; Permits.

(a)   The business of the Company is not being and has not been conducted in material violation of any law, ordinance or regulation of any Governmental Entity, except for violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is in possession of all franchises, authorizations, licenses, permits, easements, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received notice of any suspension or cancellation of any of the Company Permits, except where such suspension or cancellation would not, individually or in the aggregate, have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is made in this Section 3.9(a) with respect to Environmental Laws, which are covered exclusively by Section 3.14.

(b)   The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, Inc. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company. “Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.

(c)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to Company Filed SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)   The Company has (i) designed disclosure controls and procedures to ensure that material information relating to it and its consolidated Subsidiaries is made known to its management by others within those entities and (ii) to the extent required by applicable laws, disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. “Knowledge” means the actual knowledge of the Persons set forth on Section 1.1(a) of the Company Disclosure Schedules, in the case of the Company, and the actual knowledge of the Persons set forth on Section 1.1(a) of the Buyer Disclosure Schedules, in the case of Buyer.

(e)   Through the date hereof the Company has delivered to Buyer copies of any written notifications it has received since December 31, 2002 of a (i) ”reportable condition” or (ii) ”material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

(f)    Section 3.9(f) of the Company Disclosure Schedules lists any Off-Balance Sheet Arrangements of the Company. “Off-Balance Sheet Arrangement” has the meaning given to “off-balance sheet arrangement” in Section 303(a) of Regulation S-K of the SEC.

(g)   Section 3.9(g) of the Company Disclosure Schedules contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries for the fiscal year ended September 30, 2005 and the fees paid for such services. All such non-audit services, and any non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since September 30, 2005, have been approved as required by Section 202 of the Sarbanes-Oxley Act.

Section 3.10   Tax Matters.

(a)   (i) The Company, each Subsidiary of the Company and each Company Group has timely filed all Tax Returns required to be filed, except where the failure to timely file would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) all such Tax Returns are true, correct and complete and disclose all Company Material Taxes required to be paid by the Company, each Subsidiary of the Company and each Company Group for the periods covered thereby, except where the failure to be true, correct and complete or to disclose all Company Material Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect, (iii) none of the Company, any Subsidiary of the

Company or any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return, (iv) all Taxes (whether or not shown on any Tax Return) due and payable by the Company, any Subsidiary of the Company or any Company Group have been timely paid, except where the failure to timely pay would not, individually or in the aggregate, have a Company Material Adverse Effect, (v) neither the Company nor any Subsidiary of the Company has waived or been requested in writing to waive any statute of limitations in respect of Company Material Taxes which waiver is currently in effect, (vi) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired, (vii) there is no action, suit, proceeding, audit, claim or assessment pending, and to the Knowledge of the Company there is no action, suit, proceeding, inquiry, investigation, audit, claim or assessment proposed in writing or threatened in writing with respect to Taxes of the Company, any Subsidiary of the Company or any Company Group, except for such actions, suits, proceedings, audits, claims or assessments that would not singularly or in the aggregate have a Company Material Adverse Effect, (viii) all deficiencies asserted or assessments made as a result of any examination of any Tax Returns required to be filed by the Company, any Subsidiary of the Company or any Company Group have been paid in full or finally settled, (ix) there are no Liens for Taxes upon the assets of the Company or any Subsidiary of the Company except Liens relating to current Taxes not yet due or except to the extent such Liens would not, individually or in the aggregate, have a Company Material Adverse Effect, (x) all material Taxes which the Company or any Subsidiary of the Company are required by law to withhold have been duly withheld and paid to the appropriate tax authorities, (xi) to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any material liability for Taxes of another Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), (xii) to the extent the Company, any Subsidiary of the Company or any Affiliate thereof has participated in a transaction that is a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, information with respect to such transaction has been adequately disclosed to the Internal Revenue Service (“IRS”) in compliance with applicable reporting requirements and (xiii) neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (with the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. For purposes of the representations and warranties contained in this Section 3.10(a), references to the Company or any Subsidiary of the Company includes, except where the context requires otherwise, any predecessor thereof. “Company Group” means (a) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the exceptions set forth in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or included the Company (or any predecessor), any Subsidiary of the Company (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, has or had the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) as the common parent corporation, and (b) any other group of entities that, at any time on or before the Closing Date, files or has filed, or is or has been required to file, Tax Returns on a combined, consolidated or unitary basis and includes or included the Company (or any predecessor), any Subsidiary of the Company (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, files or has filed or is, or has been required to file, Tax Returns on a combined, consolidated or unitary basis and has or had the Company (or any predecessor) or any Subsidiary of the Company (or any predecessor) as the common parent corporation.

(b)   No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

(c)   Neither the Company nor any Subsidiary of the Company is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).

(d)   Each of the Company and its Subsidiaries and their respective successors will not be required to include any item of income in, exclude any item of deduction from, or otherwise adjust, taxable income for any taxable period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) agreement by the Company or any Subsidiary with a tax authority relating to Taxes executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition or intercompany transaction made or deemed to be made on or prior to the Closing Date; (iv) the completed contract method of accounting or other method of accounting applicable to long-term contracts (or any comparable provisions of state, local or foreign law); (v) prepaid amount received on or prior to the Closing Date; or (vi) other Tax positions, elections or methods taken, made, or used by the Company or any of its Subsidiaries having the effect of either deferring taxable income to taxable periods or portions thereof ending after the Closing Date or accelerating deductions to taxable periods or portions or thereof ending on or prior to the Closing Date.

(e)   None of the Company or any of its Subsidiaries has received written notice from any governmental entity in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

(f)    Neither Company nor any of the Subsidiaries is party to any agreement, contract or arrangement or plan that resulted or will result, separately or in the aggregate in the payment of any amount that is not deductible pursuant to Code section 404 or 162 (or any corresponding provision of state, local or foreign Tax law).

(g)   “Tax Return” means any return, report or similar document filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax. “Company Material Taxes” means (i) federal income Taxes imposed on the Company, any Subsidiary of the Company or any Company Group, (ii) material state income Taxes imposed on the Company, any Subsidiary of the Company or any Company Group and (iii) material foreign Taxes imposed on the Company, any Subsidiary of the Company or any Company Group (including, in the case of each reference to the Company or any Subsidiary of the Company, any predecessor thereof).

Section 3.11   Litigation.   There is no suit, action, order or proceeding pending, and to the Knowledge of the Company no suit, action, order, proceeding or investigation is threatened, against the Company that would, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is made in this Section 3.11 with respect to Environmental Laws, which are covered exclusively by Section 3.14.

Section 3.12   Benefit Plans.

(a)   Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of each Benefit Plan (including each Benefit Plan maintained as of the date of this Agreement which is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or which is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (an “ERISA Benefit Plan”)) maintained by the Company. Except as required by law, the Company has not adopted or amended in any material respect any Benefit Plan since the date of the most recent audited financial statements included in the Company Filed SEC Documents. As of the date of this Agreement (i) none of the Company or any trade or business which is treated as a single employer (“ERISA Affiliate”) with the Company under Section 414(b), (c), (m) or (o) of the Code contributes to any ERISA Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder (“ERISA”)) or maintains any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) there exists no material Contract, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee or consultant, including each employment, compensation, deferred compensation, severance, pension, supplemental pension, life insurance, termination or consulting Contract or arrangement and any Contracts or arrangements associated with a change in control between the Company and any current or former employee, officer, director or consultant of the Company (“Compensation Commitments”) and (iii) neither the Company nor any ERISA Affiliate maintains or contributes to any Benefit Plan or employ any employees outside of the United States.

(b)   With respect to each Benefit Plan listed on Section 3.12(a) of the Company Disclosure Schedules, correct and complete copies, where applicable, of the following documents have been made available to Buyer: (i) all Benefit Plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter or opinion letter if the Benefit Plan is intended to satisfy the requirements for Tax favored treatment pursuant to Sections 401-417 or 501(c)(9) of the Code, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the three most recently completed plan years, (iv) any discrimination or coverage tests performed during the last two plan years and (v) the current summary plan description. True and complete copies of all written Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Compensation Commitment have been made available to Buyer. Section 3.12(b) of the Company Disclosure Schedules contains a true and complete description of all material oral Compensation Commitments.

(c)   Each Benefit Plan listed on Section 3.12(a) of the Company Disclosure Schedules which is intended to be a Benefit Plan that is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code (a “Qualified Plan”) has received a favorable determination letter from the IRS that such plan is so qualified under the Code (or an application for such letter has been or will be submitted to the IRS within the applicable remedial amendment period) or has been established pursuant to a prototype plan that has received a favorable opinion letter from the IRS, and no circumstance exists which, might cause such plan to cease being so qualified except for any circumstance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Benefit Plan listed on Section 3.12(a) of the Company Disclosure Schedules complies and has been maintained in all respects with its terms and all requirements of law and regulations applicable thereto, and there has been no notice issued by any Governmental Entity questioning or challenging such compliance, except for any circumstance that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any ERISA Affiliate has taken any action within the 12-month period ending on the date hereof to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Benefit Plan or Compensation Commitment, and neither the Company nor any ERISA Affiliate has any Knowledge of any plan defect which would qualify for correction under any such program, except for any action, filing or plan defect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no dispute, arbitration, grievance, action, suit or claim (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened involving such Benefit Plans or the assets of such plans that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any ERISA Affiliate has any obligation under any welfare plans or otherwise to provide health or death benefits to or in respect of former employees of the Company, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or applicable state law. No plan or arrangement disclosed on Section 3.12(c) of the Company Disclosure Schedules that provides health or death benefits to or in respect of former employees of the Company or an ERISA Affiliate contains provisions that by their terms prohibit the Company or an ERISA Affiliate from amending or terminating such plan or arrangement at any time without the consent of any other Person and without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination. Neither the Company nor any ERISA Affiliate has, directly or indirectly, any liability (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 406, Section 502(c), Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code, (iv) under Sections 511, 4971, 4972, 4976, 4977, 4978, 4979, 4979A, 4980B or 5000 of the Code or (v) under Title IV of ERISA that would, individually or in the aggregate, have a Company Material Adverse Effect.

(d)   Neither the Company nor any ERISA Affiliate has, within the 12-month period ending on the date hereof, incurred and does not expect to incur any material withdrawal liability with respect to a “multiemployer plan” (within the meaning of Section 3(3) of ERISA) (a “Multiemployer Plan”) (regardless of whether based on contributions of an ERISA Affiliate of the Company). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, has been required to be filed for any pension plan or by any ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e)   All contributions or premiums required to be paid under the terms of any Benefit Plan maintained by the Company, collective bargaining agreement or by any applicable laws as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Filed SEC Documents. No Benefit Plan maintained by the Company that is subject to Section 412 of the Code or Section 302 of ERISA has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and the Company does not have an outstanding funding waiver. The Company has not provided, and is not required to provide, security to any Benefit Plan pursuant to Section 401(a)(29) of the Code.

(f)    Under each Benefit Plan maintained by the Company which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Benefit Plan by more than $16,000,000 as of the date hereof, and there has been no material adverse effect in the financial condition of such Benefit Plan since the last day of the most recent plan year.

(g)   None of the execution and delivery of this Agreement, approval of this Agreement, or consummation of the transactions contemplated by this Agreement will: (i) entitle any employees of the Company to severance pay or any increase in severance pay upon termination of employment, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or Compensation Commitments, (iii) result in any breach or violation of, or a default under, any of the Benefit Plans or Compensation Commitments or (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans maintained by the Company or Compensation Commitments.

(h)   The Company is not a party to any agreement, plan or arrangement that, individually or considered collectively with such other agreements, plans or arrangements, could reasonably be expected to result in payments, in connection with the transactions contemplated by this Agreement, that would constitute a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

(i)    To the extent applicable, each Benefit Plan has complied with the “secondary payor” requirements of Section 1862(b)(2) of the Social Security Act and Section 1860D-13(b)(6) of the Social Security Act.

(j)    Neither the Company nor any ERISA Affiliates maintains, sponsors, or contributed to (or has at any time maintained, sponsored or contributed to, or been obligated to maintain, sponsor or contribute to): any welfare benefit fund within the meaning of Section 419 of the Code.

(k)   The Company and each ERISA Affiliate are not subject to any legal, contractual, equitable, or other obligation to (1) establish as of any date any employee benefit plan of any nature, including, without limitation, any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; or (2) continue any Benefit Plan listed hereunder or otherwise (or to continue their participation in any such Benefit Plan) after the Closing Date; The Company may, in any manner, subject to the limitations imposed by applicable law or any applicable collective bargaining agreement, and without the consent of any employee, beneficiary or other Person, prospectively terminate, modify or amend any Benefit Plan, whether or not listed hereunder (or its participation in any such Benefit Plan) effective as of any date; and has made no representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Benefit Plan prior to the Closing Date to any employee, beneficiary or other Person other than any such representations or communications which are in accordance with the terms and provisions of each such Benefit Plan as in effect immediately prior to the Closing Date.

(l)    Any “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company is a party has at all times since the effective date of Section 409A of the Code, complied in operation with the requirements of Section 409A of the Code as set forth in regulatory guidance available as of the Closing Date, except for any circumstance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.13   Labor Matters.

(a)   The Company has complied with all applicable requirements of law which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding Taxes or penalties for failure to comply with any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The collective bargaining agreements and labor Contracts to which the Company is a party, and all union organizing activities related to the Company of which the Company has Knowledge, are set forth on Section 3.13 of the Company Disclosure Schedules. The Company has not engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company (the “Company Business Personnel”), and the Company has not received written notice of any unfair labor practice charge or complaint against the Company by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to Company Business Personnel, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)   There is (i) no labor strike, dispute, slowdown or stoppage pending, or to the Knowledge of the Company threatened against or affecting the Company, that could interfere with the respective business activities of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (ii) no pending, or to the Knowledge of the Company threatened, employee or governmental claim or investigation regarding employment matters, including any charges to the Equal Employment Opportunity Commission or state employment practice agency or investigations regarding Fair Labor Standards Act or similar state law or other wage and hour compliance, or audits by the Office of Federal Contractor Compliance Programs, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.14   Environmental Matters.   Except for matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)   the Company has materially complied at all times with all applicable Environmental Laws and all Company Permits issued pursuant to Environmental Laws;

(b)   the Company has not received any notice, demand, letter, claim or request for information alleging that the Company is or may be in violation of or subject to liability under any Environmental Law (including claims of exposure, personal injury or property damage); and

(c)   the Company is not party to any proceeding, or subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or any third party resolving or relating to violations of or liability under any Environmental Law or liability with respect to Hazardous Substances.

(d)   “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or radioactive material or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance or nuclear and radioactive materials. “Hazardous Substance” means any substance of a type or quantity which would reasonably be expected to require remediation pursuant to any Environmental Law that is (A) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls or radioactive material or (B) any other substance which is regulated by or for which liability or standards of care are imposed by any Environmental Law.

Section 3.15   Regulation as a Utility.   The Company is regulated as a public utility by the States of Washington and Oregon and by no other state. Except as set forth above, neither the Company nor any “subsidiary company” or “affiliate” of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country. The Company is a “gas utility company” as defined by the Public Utility Holding Company Act of 2005 (“PUHCA 2005”).

Section 3.16   Title to Properties.   The Company has good title in and to each material parcel of real property owned in fee by the Company, subject to no Liens that would, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the Company’s rights to or ability to use any such property. Section 3.16 of the Company Disclosure Schedules lists all Contracts pursuant to which the Company leases real property.

Section 3.17   Regulatory Proceedings.   Section 3.17 of the Company Disclosure Schedules sets forth each rate proceeding pending before a Governmental Entity with respect to rates charged by the Company. Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms, the Company (a) does not have rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court or (b) is not a party to any Contract with any Governmental Entity entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of the Company, are as of the date hereof scheduled to go into effect at a later time, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty with respect to the Company Permits is made by this Section 3.17.

Section 3.18   Hedging Transactions.   Section 3.18 of the Company Disclosure Schedules sets forth all agreements or arrangements which are related to hedges, forwards, derivatives or similar transactions (collectively “Hedging Transactions”) to which the Company is a party as of the date noted on such Company Disclosure Schedules.

Section 3.19   Intellectual Property.   The Company owns or has a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, “Intellectual Property Rights”) used in connection with the business of the Company except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No Person has notified the Company that its use of such Intellectual Property Rights infringes, misappropriates or violates any rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company’s Knowledge, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company, except where such infringement, misappropriation or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.20   Required Vote of the Company Shareholders.   The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Company Common Stock (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

Section 3.21   State Takeover Statutes.   Assuming Buyer does not beneficially own 10% or more of the Company Common Stock on the date hereof, the action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to Buyer, the Merger and this Agreement the provisions of Section 23B.19 of the WBCA and Article XII of the Company’s Articles of Incorporation.

Section 3.22   Brokers.   No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. (“JPMorgan”), the fees and expenses of which will be paid by the Company (and are reflected in an agreement between JPMorgan and the Company, complete copies of which have been furnished to Buyer), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.23   Material Contracts.

(a)   As of the date hereof, the Company is not a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Section 601(b)(10) of Regulation S-K promulgated by the SEC) as to the Company, (ii) would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any successor thereto, from engaging or competing in any line of business or in any geographic area or that contains restrictions on pricing (including most favored nation provisions) or exclusivity or non-solicitation provisions with respect to customers, (iii) limits or otherwise restricts the ability of the Company to pay dividends or make distributions to its shareholders, (iv) provides for the operation or management of any operating assets of the Company by any Person other than the Company and its Subsidiaries or (v) is a material guarantee or contains a material guarantee by the Company of any indebtedness or other obligations of any Person (each Contract referred to in (i) – (v) is a “Company Material Contract”).

(b)   Each Company Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s Knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect or, after giving effect to the Merger, on Buyer. “Company Indebtedness” means (i) indebtedness for borrowed money of the Company, (ii) obligations of the Company evidenced by notes, bonds, debentures or other similar instruments or by letters of credit agreements, including purchase money obligations or other obligations relating to the deferred purchase price of property and (iii) direct or indirect guarantees by the Company of indebtedness for borrowed money of any Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company, other than as set forth in the Buyer Disclosure Schedules dated as of the date hereof (the “Buyer Disclosure Schedules”) and except as disclosed in the documents (excluding any exhibits or portions thereof) filed with or furnished to the SEC by Buyer and publicly available on the Electronic Data Gathering, Analysis and Retrieval System prior to the date of this Agreement (the “Buyer Filed SEC Documents”) (it being understood that any matter set forth in the Buyer Filed SEC Documents will be deemed to qualify any representation or warranty in this Article IV only to the extent that the description of such matter in the Buyer Filed SEC Documents is made in such a way as to make its relevance to the information called for by such representation or warranty readily apparent), as follows:

Section 4.1   Organization.   Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer has delivered to the Company complete and correct copies of its Certificate of Incorporation and bylaws and the Articles of Incorporation and bylaws of Merger Sub. “Buyer Material Adverse Effect” means any event, effect, change or development that, individually or in the aggregate with other events, effects, changes or developments) has, or would reasonably be expected to have, a material and adverse effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby by the End Date. Merger Sub has been organized solely for the purpose of consummating the Merger and has conducted no business or engaged in any operations of any kind.

Section 4.2   Authority.   On or prior to the date of this Agreement, the Board of Directors of each of Buyer and Merger Sub, and the sole shareholder of Merger Sub, approved the Merger and this Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. Merger Sub has all requisite corporate power and authority to consummate the Merger. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Merger Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Buyer and Merger Sub enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 4.3   Consents and Approvals; No Violations.

(a)   Except for filings, permits, authorizations, consents and approvals contemplated by Section 4.3(b) and as set forth on Section 4.3(a) of the Buyer Disclosure Schedules, neither the execution, delivery or performance of this Agreement by Buyer and Merger Sub nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of Buyer or the Articles of Incorporation or bylaws of Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, guaranteed payment, loss of rights, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which it or any of its properties or assets may be bound or any Buyer Permit, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Merger Sub or any of its properties or assets or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer except in the case of clauses (ii) through (iv) for such matters that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)   No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect) is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer and Merger Sub or is necessary for the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except (i) the WUTC Approval, (ii) the OPUC Approval, (iii) in connection, or in compliance, with the provisions of the HSR Act, (iv) the filing of the Articles of Merger with the Secretary of State of Washington and appropriate documents with the relevant authorities of other states in which Buyer or any of its Subsidiaries is qualified to do business, (v) as may be required by state takeover laws and foreign or supranational laws relating to antitrust and competition clearances disclosed on Section 4.3(b) of the Buyer Disclosure Schedules, (vi) such filings as may be required in connection with the Taxes described in Section 6.6, (vii) as may be required under the Exchange Act and (viii) such other filings, registrations, authorizations, consents and approvals as set forth on Section 4.3(b) of the Buyer Disclosure Schedules (collectively, whether or not legally required to be made or obtained, except for those items set forth on Section 4.3(b)(1) of the Buyer Disclosure Schedules, the “Buyer Required Statutory Approvals”). References to “obtained” with respect to Buyer Required Statutory Approvals will include the making of all filings and registrations and the giving of all applicable notices.

Section 4.4   Available Funds.   Buyer has or will have available to it all funds necessary to deliver the Merger Consideration and satisfy all of its obligations hereunder.

Section 4.5   Information Supplied.   None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement relating to the Company

Shareholders Meeting will, at the time it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6   Ownership of Company Common Shares.   None of Buyer or its Subsidiaries owns any shares of Company Common Stock.

Section 4.7   Brokers.   No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC (“Buyer’s Banker”), the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.8   SEC Documents and Other Reports.

(a)   Buyer has timely filed with or furnished to the SEC all documents required to be filed or furnished by it since December 31, 2001 under the Securities Act or the Exchange Act. As of their respective filing or furnishing dates, the Buyer Filed SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished, and at the time filed with the SEC, none of the Buyer Filed SEC Documents so filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the Buyer Filed SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein that were not or are not expected to be, individually or in the aggregate, materially adverse to Buyer).

(b)   The financial statements of each of the deconsolidated Subsidiaries of Buyer, if any, for each of the last three fiscal years fairly present in all material respects the financial position of such deconsolidated Subsidiary of Buyer as at the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

Section 4.9   Litigation.   There is no suit, action, order or proceeding pending, and to the Knowledge of Buyer there is no suit, action, order, proceeding investigation threatened, against Buyer or any of its Subsidiaries that would, individually or in the aggregate, have a Buyer Material Adverse Effect. Neither Buyer nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, have a Buyer Material Adverse Effect.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1   Conduct of Business Pending the Merger.

(a)   Conduct of Business by the Company Pending the Merger.   During the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement or as set forth on Section 5.1(a) of the Company Disclosure Schedules or as Buyer otherwise agrees in writing, the Company will and will cause each of its Subsidiaries to carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve its business organization intact, maintain in full force and effect the Company Permits and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, licensors, licensees, employees and business associates to the end that their goodwill and ongoing businesses will not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except (i) as otherwise expressly permitted by this Agreement, (ii) as contemplated by the Confidential Evaluation Material, dated March 2006, previously provided by the Company to Buyer (the “CEM”), except as otherwise set forth below in this Section 5.1(a), or (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedules, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), take any of the following actions:

(i)   (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, other than (1) dividends and distributions by a direct or indirect Subsidiary of the Company to its parent and (2) regular quarterly cash dividends and distributions with respect to the Company Common Stock, not to exceed $0.24 per share of Company Common Stock per quarter, and otherwise in accordance with the Company’s dividend policy as set forth on Section 5.1(a)(i)(A)(2) of the Company Disclosure Schedules (regardless of any assumptions regarding dividends set forth in the CEM), with record dates and payment dates consistent with the Company’s past dividend practice, (B) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock or (C) purchase, redeem or otherwise acquire any Capital Stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any Capital Stock or other securities thereof, other than purchases of shares of Company Common Stock for issuance to participants in the Company DRIP and the Company Employee Savings Plan;

(ii)   issue, deliver, pledge, encumber, sell, dispose of or grant (A) any of its Capital Stock or any Capital Stock in any of its Subsidiaries, (B) any Company Voting Debt, Company Stock Equivalents or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any Capital Stock referred to in clause (A), Company Voting Debt, Company Stock Equivalents, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock upon the exercise or conversion of awards made under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with their present terms, upon the exercise or conversion of awards granted under the Company Stock Plans awarded in accordance with Section 5.1(a)(ii)(D)(2) or pursuant to the terms of any Compensation Commitment as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement, (2) issuances by a direct or indirect Subsidiary of the Company of its Capital Stock to its parent, (3) the reissuance of shares of Company Common Stock that have been purchased in accordance with Section 5.1(a)(i)(C) pursuant to the Company DRIP and the Company Employee Savings Plan or (4) the annual issuance of 8,000 shares (in the aggregate) of Company Common Stock in accordance with Section 6.1 of the 2000 Director Stock Award Plan (as amended), as in effect on the date hereof.

(iii)   amend the Company’s Articles of Incorporation or bylaws;

(iv)   (A) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (B) acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice or pursuant to capital expenditures made in accordance with Section 5.1(a)(ix) or (C) make any investment in the Capital Stock of, or other instrument convertible into or exchangeable for the Capital Stock of, any other Person (other than direct or indirect Subsidiaries of the Company that are direct or indirect Subsidiaries of the Company as of the date hereof);

(v)   except to the extent required by applicable law or by the terms of any Benefit Plan maintained by the Company, Compensation Commitment or collective bargaining agreement in effect as of the date of this Agreement, (A) grant to any current or former employee, officer or director of the Company or any of its Subsidiaries any increase in compensation or benefits or new incentive compensation grants except in the ordinary course of business consistent with past practice (including annual salary and compensation increases in respect of any fiscal year regardless of when such increases were approved), provided that such compensation and benefits increases, in the aggregate, do not result in an increase of more than 5% when compared to the prior year (excluding the effect of increases due to actuarial assumptions), (B) grant to any current or former employee, officer or director of the Company or any of its Subsidiaries any increase in severance, pay to stay or termination pay except to the extent consistent with past practice and that, in the aggregate, does not result in a material increase in benefits or compensation expenses, (C) enter into or amend any Compensation Commitment with any such current or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, except with respect to any Benefit Plan maintained by the Company that is a Qualified Plan, as may be required to facilitate or obtain a determination from the IRS that such Benefit Plan is a Qualified Plan or (E) take or permit to be taken any action to accelerate any rights or benefits or the funding thereof, or make or permit to be made any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Benefit Plan or Compensation Commitment; provided, however, that notwithstanding anything in this Section 5.1(a)(v) to the contrary, the foregoing will not restrict the Company or its Subsidiaries from entering into or making available to newly hired officers, or employees hired to fill existing positions or up to ten newly created positions, or to officers or employees in the context of promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, plans, agreements (except employment, severance or change of control agreements), benefits and compensation arrangements (excluding equity grants) that have, consistent with past practice, been made available to newly hired or promoted officers or employees;

(vi)   make any material change in accounting methods, principles or practices except as required by GAAP, by regulatory authorities of competent jurisdiction or by law;

(vii)   sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Liens as required by after acquired property covenants in Contracts evidencing Company Indebtedness and Liens created in connection with the refinancing of Company Indebtedness in accordance with Section 5.1(a)(viii) that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the Company Indebtedness that is being refinanced) any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(viii)   except with respect to indebtedness incurred under the Company’s Amended and Restated Loan Agreement, dated as of September 30, 2004, with U.S. Bank National Association and the Company’s uncommitted line of credit with The Bank of New York in the ordinary course of business consistent with past practice (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than (1) in connection with any refinancing on commercially reasonable terms any borrowings of the Company or its Subsidiaries outstanding on the date hereof (or under any extensions or replacements thereof), including any revolving credit agreements or similar credit facilities and the Company’s 8.50% medium term notes due October 2006, and (2) indebtedness incurred by any Subsidiary of the Company under any loan permitted by clause (B), or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Subsidiary;

(ix)   make or agree to make any capital expenditure or expenditures, other than (A) expenditures in accordance with Section 5.1(a)(ix) of the Company Disclosure Schedules, (B) expenditures contemplated in the CEM and (C) expenditures to the extent made or agreed to be made in order to ensure compliance with the rules and regulations or an order of the WUTC or OPUC or any other Governmental Entity or to ensure compliance with the terms of any Permit, in which case, to the extent permissible under applicable law, the Company will consult with Buyer prior to making or agreeing to make any such expenditure;

(x)   engage in any activities not engaged in on the date hereof which would cause a change in the Company’s status as a local distribution company under PUHCA 2005;

(xi)   enter into any Contract for the purchase and/or sale of natural gas (“Gas Supply Agreement”) other than any Gas Supply Agreement entered into in the ordinary course of business consistent with past practice unless the Company consults with Buyer regarding such Gas Supply Agreement and the Company has obtained the prior written consent of Buyer to such Gas Supply Agreement or such Gas Supply Agreement is fully compliant with criteria to which Buyer has previously given a generic consent, in each case, which consent will not be unreasonably withheld or delayed, it being understood that in such consultation process Buyer and the Company will comply with all applicable laws and any applicable confidentiality or similar third party agreement;

(xii)   pay, discharge, settle, compromise or satisfy any material claims, liabilities, litigation or other obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or waive, release or assign any such material rights or claims, other than the payment, discharge or satisfaction (A) in the ordinary and usual course of business consistent with past practice or (B) in accordance with their terms, with respect to liabilities or other obligations reserved against in the financial statements in the Company Filed SEC Documents (in amounts not to exceed such reserves).

(xiii)   enter into any Hedging Transactions other than in the ordinary course of business consistent with past practice as set forth in Section 5.1(a)(xiii) of the Company Disclosure Schedule, provided, however, that all such Hedging Transactions (including those set forth in Section 5.1(a)(xiii) of the Company Disclosure Schedule) shall qualify for hedge accounting treatment under current accounting guidelines set forth in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”;

(xiv)   adopt a plan of complete or partial liquidation or a dissolution or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xv)   commit or agree to take any of the foregoing actions; or

(xvi)   (A) make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes, (B) make, change or rescind any material Tax election with respect to the

Company or any Subsidiary of the Company (except as required by law), (C) settle or compromise any material Tax liability or otherwise pay or consent to any material assessment as the result of an audit, (D) file any amended Tax Return involving a material amount of additional Taxes (except as required by law), (E) enter into any closing agreement relating to a material amount of Taxes, or (F) waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice.

(b)   Conduct of Business by Buyer Pending the Merger.   During the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement or as the Company otherwise agrees in writing, Buyer agrees that it will not acquire or agree to acquire any asset or to make any investment in any Person to the extent such agreement, acquisition or investment would reasonably be expected to have a material adverse effect on the ability of Buyer or the Company to obtain any Buyer Required Statutory Approval or Company Required Statutory Approval, respectively, or to delay by a material period the receipt thereof.

Section 5.2   No Solicitation.

(a)   From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company will not, nor will it permit any of its Subsidiaries to, nor will it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information regarding the Company or its Subsidiaries) any inquiries regarding, or the making of any proposal which constitutes or that may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into any letter of intent or agreement related to any Takeover Proposal (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or that may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if, at any time after the date hereof and prior to the receipt of the Company Shareholder Approval the Company receives an unsolicited bona fide written Takeover Proposal from any third Person that in the good faith judgment of the Company’s Board of Directors constitutes, or is reasonably likely to constitute, a Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take any of the following actions in (A) – (C) with respect to such Takeover Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Company may, in response to such Superior Proposal, (A) furnish information with respect to the Company to any such Person and its representatives pursuant to a confidentiality agreement no more favorable to such Person than the Confidentiality Agreement is to Buyer, (B) participate in discussions and negotiations with such Person regarding such Superior Proposal and (C) enter into, approve or recommend (or propose any of the foregoing) any letter of intent or agreement involving the Company or any Subsidiary of the Company related to any Takeover Proposal or Superior Proposal if (1) prior to furnishing such non-public information to such third Person the Company provides at least two business days advance written notice to Buyer of the identity of the third Person making, and the proposed material terms and conditions of, such Superior Proposal and (2) the Company continues to comply with this Section 5.2. “Takeover Proposal” means any proposal or offer from any Person (other than Buyer and its Affiliates) that contemplates, or could reasonably be expected to lead to, a Takeover Transaction. “Takeover Transaction” means a proposal or offer relating to (x) any direct or indirect acquisition or purchase of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole (other than a proposal to acquire or purchase the building in which the Company’s principal executive offices are located on the date hereof) or 10% or more of the voting power of the Capital Stock of the Company then outstanding, (y) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting power of the Capital Stock of the Company then outstanding, or (x) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, as a result of which a third party or the shareholders of a third party would acquire 10% or more of the voting power of the Capital Stock of the Company then outstanding, other than the transactions with Buyer contemplated by this Agreement. “Superior Proposal” means any bona fide written offer made by any Person (other than Buyer and its Affiliates) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Capital Stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with its financial and other advisors) to be more favorable (taking into account (I) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (II) the identity of the third party making such Takeover Proposal and (III) the conditions and prospects for completion of such Takeover Proposal) to the Company’s shareholders than the Merger (and any revised proposal made by Buyer), which is reasonably capable of being completed on the terms proposed (taking into account the ability to deliver any consideration to be paid in connection with such transaction and obtain required regulatory approvals).

(b)   Except as contemplated in Section 5.2(a) and otherwise in this Agreement, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw, qualify or modify, in a manner adverse to Buyer, the approval by such Board of Directors of the Merger and this Agreement and the transactions contemplated hereby or the recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) authorize or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement.

(c)   Nothing contained in this Section 5.2 will prohibit the Company and its Board of Directors from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to a Takeover Proposal; provided, however, that compliance with such rules will not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(d).

(d)   The Company agrees that it and its Subsidiaries will, and the Company will direct and cause its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Takeover Proposal. The Company agrees that it will notify Buyer in writing as promptly as practicable (and in any event within two business days) after any Takeover Proposal is received by, any information is requested by any Person who the Board of Directors in good faith believes is reasonably likely to make a Takeover Proposal from, or any discussions or negotiations relating to a Takeover Proposal are sought to be initiated or continued with, the Company, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice will indicate the name of the Person making such Takeover Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter the Company will keep Buyer informed, on a current basis, of the status and materials terms of any such proposals or offers and the status of any such discussions or negotiations.

Section 5.3   Rate and Regulatory Matters.   To the extent permitted by applicable law, the Company will cause each of its Subsidiaries to deliver to Buyer a copy of each principal filing or agreement (other than filings or agreements related to a fuel adjustment or purchase gas adjustment or similar adjusting rate mechanism) related to its generally applicable rates, charges, standards of service, accounting or regulatory policy which could lead to a material change in any of those areas as soon as practicable and in any event no later than five business days prior to the filing or execution thereof so that Buyer may comment thereon. The Company will, and will cause its respective Subsidiaries to, make all such filings only in the ordinary course of business consistent with past practice or as required by a Governmental Entity or regulatory agency with appropriate jurisdiction or under existing settlement agreements to which the Company is a party.

Section 5.4   Disclosure of Certain Matters; Delivery of Certain Filings.

(a)   The Company will promptly notify Buyer if, to the Knowledge of the Company, there exists a material breach of a representation or warranty made by the Company contained herein or if there occurs, to the Knowledge of the Company, any change or event which results in the executive officers of the Company having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty made by the Company contained herein. Buyer will promptly notify the Company if, to the Knowledge of Buyer, if there exists a material breach of a representation or warranty made by Buyer contained herein or if there occurs, to the Knowledge of Buyer, any change or event which results in the executive officers of Buyer having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation or warranty made by Buyer contained herein. The Company will provide to Buyer, and Buyer will provide to the Company, copies of all filings made by the Company or Buyer, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(b)   To the extent permitted by applicable law, the Company will, and will cause its Subsidiaries to, promptly notify Buyer of any written communication with or notice from any taxing authority relating to any material Tax audit or examination relating to any material Taxes, any extension of any statute of limitations relating to Taxes or any change in method of accounting relating to material Taxes.

(c)   To the extent permitted by applicable law, the Company will, and will cause its Subsidiaries to, consult with Buyer with respect to negotiations relating to the renewal of any collective bargaining agreement. No consultation in accordance with this Section 5.4(c) will be deemed to be a consent by either party to any action proposed by the other party with respect to renewal of a collective bargaining agreement.

(d)   The Company and Buyer each will give prompt notice to the other of any proposed change that is reasonably likely to result in a Company Material Adverse Effect and Buyer Adverse Effect, respectively.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1   Employee Benefits; Workforce Matters.

(a)   From and after the Effective Time, the Surviving Corporation will, or will cause one of its Subsidiaries to, honor and perform in accordance with their respective terms (as in effect on the date of this Agreement or as amended in accordance with or as permitted by this Agreement), all the collective bargaining agreements to which the Company or one of its Subsidiaries is a party and is set forth on Section 3.13(a) of the Company Disclosure Schedules. Nothing in this Section 6.1(a) will be interpreted to prevent the Surviving Corporation or any of its Subsidiaries from enforcing such agreements in accordance with their respective terms, including enforcement of any reserved right to amend, modify, suspend, revoke or terminate any such agreement.

(b)   Subject to applicable law and obligations under each applicable collective bargaining agreement, Compensation Commitment and Benefit Plan, and except as provided in Section 2.3, the Surviving Corporation will, or will cause one of its Subsidiaries to, assume, maintain in effect, honor and perform in accordance with their respective terms (as in effect on the date of this Agreement or as amended or established in accordance with or as permitted by this Agreement) each Benefit Plan and Compensation Commitment listed on Section 3.12(a) of the Company Disclosure Schedules and in effect on the date of this Agreement (or established as permitted by this Agreement), with respect to the current and former employees, officers or directors of the Company and its Subsidiaries who are covered by such plans or commitments immediately prior to the Effective Time. Nothing in this Section 6.1(b) will be interpreted to limit any reserved right contained in any such Benefit Plan or Compensation Commitment to amend, modify, suspend, revoke or terminate any such plan or commitment in accordance with its terms. As soon as practicable after the execution of this Agreement, the Company will provide Buyer with the documentation and information requested by Buyer to determine whether a merger of the Company Employee Savings Plan into the Buyer’s 401(k) Plan would require amendment of the Buyer’s 401(k) Plan in order to satisfy Section 411(d)(6) of the Code and applicable IRS regulations and rulings. If Buyer determines that the Company Employee Savings Plan should instead be terminated and gives the Company timely notice of that determination, the Company’s Board of Directors will ensure that appropriate resolutions terminating the plan are passed by the Company’s Board of Directors at least three (3) business days before the Closing Date, with such resolutions conditioned upon the Closing occurring.

(c)   Following the Effective Time, subject to the terms of this Agreement, applicable law and applicable collective bargaining agreements: (i) the Surviving Corporation will, in good faith and consistent with business needs, consider reductions in work force in a fair and equitable manner and in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience and qualifications and (ii) all employees of the Surviving Corporation will be entitled to fair and equitable consideration in connection with any job opportunities with the Surviving Corporation and its Subsidiaries, in each case without regard to whether employment prior to the Effective Time was with the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries.

(d)   Nothing contained in this Section 6.1 will be deemed to constitute an employment Contract between the Surviving Corporation or any Subsidiary of the Surviving Corporation and any individual, or a waiver of the Surviving Corporation’s or any of its Subsidiaries’ right to discharge any employee at any time, with or without cause.

Section 6.2   Shareholder Approval; Preparation of Proxy Statement; Other Actions.

(a)   As soon as practicable following the date of this Agreement the Company will duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company will, through its Board of Directors, recommend to its shareholders that the Company Shareholder Approval be given and will not withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors of the Merger and this Agreement and the transactions contemplated hereby or the recommendation by such Board of Directors of the approval of the Merger and this Agreement or take any other action or make any other statement in connection with the Company Shareholders Meeting inconsistent with such recommendation or approval except to the extent expressly permitted in Section 5.2.

(b)   The Company, with Buyer’s reasonable assistance, will promptly prepare and file with the SEC the Proxy Statement. The Company will distribute the Proxy Statement to its shareholders.

(c)   No filing of, or amendment or supplement to, the Proxy Statement (other than filings of Annual Reports on Form 10 K, Quarterly Reports on Form 10 Q and Current Reports on Form 8 K) will be made by the Company without providing Buyer the opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Buyer or the Company, or any of their respective Affiliates or officers or directors, should be discovered by Buyer with respect to Buyer or any of its Subsidiaries or any of its Affiliates, officers or directors or the Company with respect to the Company or any of its Subsidiaries or any of its Affiliates, officers or directors which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

Section 6.3   Access to Information.

(a)   Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated as of February 28, 2006, between the Company and Buyer, as the same may be amended, supplemented or modified (the “Confidentiality Agreement”), and applicable laws relating to the exchange of information, the Company will, and will cause its Subsidiaries to, afford to the Buyer and its officers, employees, accountants, counsel, financial advisors, consultants and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and personnel and, during such period, the Company will (and will cause its Subsidiaries to) make available to Buyer or its designated advisors (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws, (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request and (iii) copies of any written notifications it has received after the date hereof of a (A) “reportable condition” or (B) “material weakness” in the Company’s internal controls.

(b)   No investigation or exchange of information or other action pursuant to this Section 6.3 will be deemed to affect any representation or warranty made by any party hereto in this Agreement.

Section 6.4   Fees and Expenses.   Except as provided in this Section 6.4 and Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Buyer and the Company will share equally up to $2,000,000 in the aggregate of (i) all fees and expenses (but excluding fees and expenses of legal counsel and investment bankers) incurred in relation to the preparing, printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto, and (ii) if the Company Shareholder Approval is obtained, all fees and expenses incurred by the Company (including fees and expenses of legal counsel, consultants, accountants and investment bankers, excluding, however, the Company’s fees for its investment bankers in connection with the Merger) related to any efforts to obtain the Company Required Statutory Approvals (including, for the purposes of this sentence, any efforts in connection with the Rate Case).

Section 6.5   Public Announcements; Employee Communications.   Buyer and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange, and each party hereto will use reasonable efforts to provide copies of such release or other announcement to the other party, and give due consideration to such comments as such other party may have, prior to such release or announcement.

Section 6.6   Transfer Taxes.   The Company and Buyer will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, documentary, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable under applicable law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Surviving Corporation will be responsible for any pay any real estate transfer tax under Chapter 82.45 of the Revised Code of Washington in connection with the transactions contemplated hereby and will hold the holders of the Company Common Shares harmless therefrom.

Section 6.7   State Takeover Laws.   If any “fair price” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the transactions contemplated hereby, the Company and its Board of Directors will use its reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.8   Indemnification; Directors and Officers Insurance.

(a)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees, or agents, or fiduciaries under benefit plans, currently indemnified by the Company and its Subsidiaries (each an “Indemnified Person”), as provided in their respective articles of incorporation, bylaws (or comparable organizational documents) or other agreements providing indemnification, will survive the Merger and will continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, Indemnified Persons who become directors, officers or employees, or fiduciaries under benefit plans, of the Surviving Corporation will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under benefit plans of the Surviving Corporation. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.8 after the Effective Time, the Surviving Corporation will promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

(b)   The Surviving Corporation will purchase officers’ and directors’ liability insurance with an insurer substantially comparable to the insurer under the Company’s current policy of at least the same coverage and amounts, containing terms and conditions no less favorable to the insured for a period of at least six years after the Effective Time and, prior to the Effective Time, Buyer will provide evidence to the Company of such insurance.

(c)   The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and will be binding on all successors and assigns of the Surviving Corporation and the Company.

Section 6.9   Appropriate Actions; Consents; Filings.

(a)   The Company and Buyer will cooperate with each other and use (and will cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including obtaining the Buyer Required Statutory Approvals and the Company Required Statutory Approvals and other actions requested in order to satisfy the conditions to the parties’ obligations set forth in Article VII.

(b)   Subject to applicable laws relating to the exchange of information, Buyer and the Company will have the right to review in advance, and to the extent practicable each will consult the other on, all the material information relating to Buyer or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or material written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Buyer will act reasonably and as promptly as practicable.

(c)   (i) Promptly after the date hereof, Buyer and the Company will establish a regulatory approval team (the “Regulatory Approval Team”), the chairperson (the “Chairperson”) of which will be Bruce Imsdahl or such other person as may be designated by Buyer and the other members of which (the “Regulatory Approval Coordinators”) will consist of representatives designated by the Company (the “Company Coordinators”) and representatives designated by Buyer (the “Buyer Coordinators”), which will be equal in number unless Buyer and the Company otherwise agree. The Chairperson will assign areas of responsibility to the Regulatory Approval Coordinators. Subject to the terms and conditions of this Agreement, the Regulatory Approval Team will formulate the approach to be taken with respect to obtaining the Company Required Statutory Approvals and coordinate filings for such approvals as set forth below. The primary responsibility for formulating the approach to be taken with respect to obtaining the Company Required Statutory Approvals will reside with the entire Regulatory Approval Team and not a committee thereof. The responsibility for formulating the approach to be taken with respect to all required approvals from Governmental Entities (including but not limited to the Buyer Required Statutory Approvals) other than the Company Required Statutory Approvals will reside with Buyer, unless Buyer otherwise agrees; provided, however, that Buyer will (A) regularly consult with the Company regarding such approvals and (B) not agree to any terms or conditions contained in or relating to such approvals without the Company’s prior written consent, which consent shall not be unreasonably withheld.

(ii) No committee of the Regulatory Approval Team or any member thereof or of the Regulatory Approval Team will make or commit to make any concessions, agreements or other undertakings with or to any Governmental Entity or other Person in connection with obtaining the Company Required Statutory Approvals or otherwise consummating the Merger and the other transactions related to the Merger without the prior approval of Buyer and the Company.

(d)   The Company and Buyer each will, through the Regulatory Approval Team, keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including: (i) promptly furnishing the other with copies of notice or other material communications received by Buyer or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity and (ii) providing the other with copies of any materials to be provided to any Governmental Entities, in each case with respect to the Merger and the other transactions contemplated by this Agreement.

(e)   Subject to applicable laws relating to the exchange of information, the Company and Buyer each will, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other material statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(f)   The Company agrees to provide, and shall use commercially reasonably efforts to cause its officers, employees and advisors to provide, all cooperation reasonably requested by Buyer in connection with Buyer’s arrangement of financing in connection with the Merger, including (x) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and meetings with rating agencies, (y) preparation of business projections or financial or other information required to be included in offering memoranda, prospectuses or similar documents and (z) using commercially reasonable efforts to obtain, at Buyer’s expense, comfort letters of accountants and consents of accountants for use of their reports in connection with such financing and legal opinions with respect to the Company required to be delivered in connection with such financing. Buyer shall provide copies of any materials that contain information provided to Buyer by the Company that are to be provided to third parties in connection with any such financing efforts.

(g)   No investigation or exchange of information or other action pursuant to this Agreement will be deemed to modify any representation or warranty made by any party to this Agreement. In the event of a termination of this Agreement for any reason (other than because of a breach by the other party), each party will promptly return or destroy, or cause to be returned or destroyed, all nonpublic information obtained from the other party or any of its Subsidiaries.

(h)   The Company will be solely responsible with respect to all matters related to the Company’s general rate application with the WUTC (docket number UG-060256) (the “Rate Case”), including all communications and filings with the WUTC or any other third parties related thereto; provided that the Company will (i) regularly consult with Buyer regarding the Rate Case, (ii) promptly furnish Buyer with copies of notice or other material communications received by the Company from any third party with respect to the Rate Case, (iii) provide Buyer with copies of any materials to be provided to the WUTC with respect to the Rate Case and (iv) not settle or compromise all or any portion of the Rate Case without Buyer’s prior written consent, which consent shall not be unreasonably withheld, provided, however, that such consent will not constitute a waiver of, otherwise have any effect on the rights of Buyer regarding, the condition set forth in Section 7.1(c)(ii).

Section 6.10   Charitable Contributions.   Following the Effective Time, the Surviving Corporation will honor and pay all commitments of the Company and its Subsidiaries with respect to charitable contributions and local community support that are set forth on Section 6.10(a) of the Company Disclosure Schedules.

Section 6.11   Further Assurances.   If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, permits, licenses or assets of the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf  the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)   Shareholder Approval.   The Company Shareholder Approval will have been obtained.

(b)   No Prohibition.   No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”), and no federal or state Governmental Entity will have instituted any action, suit or proceeding that is pending seeking any such Order.

(c)   Regulatory Consents.

(i)   The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(ii)   Other than as set forth in Section 7.1(c)(i), the Buyer Required Statutory Approvals and Company Required Statutory Approvals (including solely for the purpose of this Section 7.1(c)(ii), a Final Order relating to the Rate Case) will have been obtained and will have become Final Orders and such Final Orders will not impose terms or conditions that, in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect (but excluding, solely for the purposes of this Section 7.1(c)(ii), matters described in clause (E) of the definition of “Company Material Adverse Effect”). “Final Order” means any action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

(iii)   Other than the filings provided for in Section 1.3, Section 7.1(c)(i) and (ii), and in Section 4.3(b)(1) of the Buyer Disclosure Schedules, all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Buyer or any of their respective Subsidiaries with, and all other consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Buyer or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company and Buyer will have been made or obtained, as the case may be, except for those the failure to be made or obtained would not, individually or in the aggregate, have a Company Material Adverse Effect or Buyer Material Adverse Effect (in each case considering the operations of Buyer and the Company separately).

Section 7.2   Conditions to the Obligations of the Company to Effect the Merger.   The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)   Accuracy of Representations and Warranties.   The representations and warranties of Buyer and Merger Sub set forth in this Agreement (i) will be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality and (ii) will be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that any representation and warranty that expressly speaks as of a specified date will be determined as of such specified date). The Company will have received a certificate signed by Buyer’s Chief Executive Officer and Chief Financial Officer to such effect.

(b)   Performance of Obligations.   Buyer and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Buyer and Merger Sub to be performed and complied with by them under this Agreement at or prior to the Effective Time.

(c)   Material Adverse Effect.   From the date hereof through the Effective Time, there will not have been any event, effect, change or development that, individually or in the aggregate with other such events, effects, changes or developments, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

(d)   Consents Under Agreements.   Buyer will have obtained the consent or approval of each Person whose consent or approval will be required under any Contract to which Buyer or any of its Subsidiaries is a party, except those to be obtained pursuant to Section 7.1(c), and those for which the failure to obtain such consent or approval would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 7.3   Conditions to the Obligations of Buyer and Merger Sub to Effect the Merger.   The obligation of Buyer and Merger Sub to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)   Accuracy of Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement (i) will be true and correct with respect to those matters that are qualified by Material Adverse Effect or materiality, (ii) will, except with respect to Section 3.10(d), be true and correct in all material respects with respect to those matters that are not so qualified and (iii) with respect to Section 3.10(d), will be true and correct except where the failure to be so true and correct would in the aggregate not have a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that any representation and warranty that expressly speaks as of a specified date will be determined as of such specified date). Buyer will have received a certificate signed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to such effect.

(b)   Performance of Obligations.   The Company will have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement at or prior to the Effective Time.

(c)   Material Adverse Effect.   From the date hereof through the Effective Date, there will not have been any event, effect, change or development that, individually or in the aggregate with other such events, effects, changes or developments, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)   Consents Under Agreements.   The Company will have obtained the consent or approval of each Person whose consent or approval will be required under any Contract to which the Company or any of its Subsidiaries is a party, except those to be obtained pursuant to Section 7.1(c), and those for which the failure to obtain such consent or approval would not, individually or in the aggregate, have a Company Material Adverse Effect or, after giving effect to the Merger, a material adverse effect on Buyer.

(e)   FIRPTA.   Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Buyer an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company’s name, address and taxpayer identification number.

ARTICLE VIII
TERMINATION

Section 8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval (the date of any such termination, the “Termination Date”):

(a)   by mutual written consent of Buyer and the Company;

(b)   by either Buyer or the Company if (i) any Government Authority of competent jurisdiction has issued a Final Order denying the grant of a Required Buyer Statutory Approval or a Company Required

Statutory Approval, in each case as a result of which the condition set forth in Section 7.1(c) cannot be satisfied, or (ii) any Governmental Entity will have enacted, issued, promulgated or entered any statute, law, ordinance, regulation, judgment, injunction, order, decree or ruling or taken any other action which is a Final Order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate this Agreement under this Section 8.1(b) shall otherwise have performed or observed the covenants and agreements of such party set forth herein;

(c)   by Buyer if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, in each case such that Section 7.3(a) or Section 7.3(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Buyer to the Company;

(d)   by Buyer if (i) the Company’s Board of Directors has not recommended, or has withdrawn or qualified or modified in any manner adverse to Buyer its recommendation of, this Agreement or the Merger, (ii) the Company’s Board of Directors (or any committee thereof) has entered into a definitive agreement for or recommended any Takeover Proposal, (iii) the Company has breached Section 5.2 in any material respect or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Capital Stock of the Company is commenced, and the Company’s Board of Directors fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

(e)   by the Company prior to obtaining the Company Shareholder Approval if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Buyer does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in its reasonable good faith judgment after consultation with its financial and other advisors, is at least as favorable (taking into account (A) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (B) the identity of the third party making such Takeover Proposal and (C) the conditions and prospects for completion of such Takeover Proposal)  to the shareholders of the Company as the Superior Proposal and (iii) the Company prior to or concurrently with such termination pays to Buyer in immediately available funds the amount required by Section 8.2(b). The Company agrees (1) that it will not enter into a definitive agreement referred to in clause (i) above until at least the sixth business day after it has provided the notice to Buyer required thereby and (2) to notify Buyer promptly in writing if its intention to enter into a definitive agreement referred to in its notification changes at any time after giving such notification;

(f)    by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Buyer in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, in each case such that Section 7.2(a) or Section 7.2(b) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by the Company to Buyer;

(g)   by either the Company or Buyer if at the Company Shareholders Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval is not obtained; or

(h)   by either Buyer or the Company if the Merger has not been consummated by the date which is nine months after the date of this Agreement (the “End Date”); provided, however, that if all other conditions set forth in Article VII (other than conditions that by their nature are to be satisfied on the Closing Date) are satisfied except that the WUTC Approval and the OPUC Approval have not been obtained, either Buyer or the Company, by written notice delivered to the other party prior to the End Date, may extend such period by six months after the End Date; provided, further, that the right to terminate this Agreement under this Section 8.1(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the End Date.

Section 8.2   Effect of Termination.

(a)   In the event of a termination of this Agreement by either the Company or Buyer as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Buyer or the Company or their respective officers or directors, except with respect to Section 3.22, Section 4.10, Section 6.4, this Section 8.2 and Article IX; provided, however, that nothing herein will relieve any party for liability for any willful or knowing breach hereof.

(b)   If this Agreement is terminated by Buyer pursuant to Section 8.1(c), then the rights of Buyer to pursue all legal remedies available will survive such termination unimpaired and no election of remedies will be deemed to be made, and further, if (i) at or prior to the Termination Date a Takeover Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company’s Board of Directors (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention to the Company’s Board of Directors, whether or not conditional, to make a Takeover Proposal) and (ii) within 12 months after the Termination Date, the Company or any of its Subsidiaries either becomes a party to any definitive, binding agreement with respect to a Takeover Proposal (which need not be the same Takeover Proposal described in clause (i)) or consummates a transaction that would constitute a Takeover Proposal (which need not be the same Takeover Proposal described in clause (i)), then, in either case, the Company will pay to Buyer an amount equal to the Termination Fee.

(c)   If this Agreement is terminated (i) by Buyer pursuant to Section 8.1(d) or (ii) by the Company pursuant to Section 8.1(e), then the Company will pay to Buyer, an amount equal to the Termination Fee.

(d)   If this Agreement is terminated by the Company pursuant to Section 8.1(f), the rights of the Company to pursue all legal remedies available will survive such termination unimpaired and no election of remedies will be deemed to have been made.

(e)   If this Agreement is terminated by either the Company or Buyer pursuant to Section 8.1(b), Section 8.1(g) (other than a termination of this Agreement by reason of the issuance of a Final Order by the North Dakota Public Service Commission or the Minnesota Public Utilities Commission denying the grant of a Buyer Required Statutory Approval) or  Section 8.1(h), and (i) at or prior to the Termination Date a Takeover Proposal shall have been publicly announced, commenced or otherwise communicated or made known to an executive officer or the Board of Directors of the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention to an executive officer or the Board of Directors of the Company, whether or not conditional, to make a Takeover Proposal) and (ii) within twelve months after the binding Termination Date, the Company or any of its Subsidiaries either became a party to any definitive, binding agreement, with respect to a Takeover Proposal (which need not be the same Takeover Proposal described in clause (i)) or consummates a transaction that would constitute a Takeover Proposal (which need not be the same Takeover Proposal described in clause (i)), then, in either case, the Company will pay to Buyer an amount equal to the Termination Fee.

(f)    The Company shall pay the Termination Fee to Buyer by wire transfer of immediately available funds within two business days after the date giving rise to the obligations to make such payment.

(g)   As used in this Agreement, “Termination Fee” shall mean $9,000,000.

(h)   The Company and Buyer acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer or the Company, as applicable, would not enter into this Agreement. If the Company fails to promptly pay the amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for any of the amounts set forth in this Section 8.2, the Company will pay to Buyer, its costs and expenses (including attorneys’ fees) in connection with such suit.

(i)    Neither the Company nor Buyer, as the case may be, may terminate this Agreement, and receive any applicable fees pursuant to this Section 8.2, under more than one subsection of Section 8.1.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1   Non-Survival of Representations and Warranties and Agreements.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. Any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger will survive the Effective Time.

Section 9.2   Notices.   All notices and other communications hereunder will be in writing addressed as follows:

(a)	if to Buyer or Merger Sub, to:
MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, ND 58506-5650
Attn: Paul K. Sandness, General Counsel and Secretary
Fax: (701) 530-1731
Email: Paul.Sandness@MDUResources.com
with a copy (which will not constitute notice) to:
Thelen Reid & Priest LLP
875 Third Avenue
New York, NY 10022-6225
Attn: Richard S. Green
Fax: (212) 829-2006
Email: rgreen@thelenreid.com
(b)	if to the Company, to:
Cascade Natural Gas Corporation
222 Fairview Avenue N
Seattle, WA 98109
Attn: David W. Stevens, Chief Executive Officer
Fax: (206) 654-4052
Email: dstevens@cngc.com

Cascade Natural Gas Corporation
222 Fairview Avenue N
Seattle, WA 98109
Attn: Rick A. Davis, Chief Financial Officer
Fax: (206) 654-4052
Email: rdavis@cngc.com
with a copy (which will not constitute notice) to:
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
Attn: Kent Carlson
Fax: (206) 623-7022
Email: kentc@prestongates.com

Any such notice or communication will be deemed given (i) when made, if made by hand delivery, (ii) when sent, if delivered via email, provided, however, that the party sending such notice or communication shall also concurrently telephone the intended recipient of such notice or communication that such a notice or communication has been sent by email, (iii) upon confirmation of receipt, if made by facsimile between the hours of 9:00 A.M. and 5:00 P.M. in the recipient party’s time zone, (iv) one business day after being deposited with a next-day courier, postage prepaid, or (v) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time). For the purposes of this Agreement, delivery or transmission of (A) a writing, a copy of a writing, or a physical reproduction, on paper or on other tangible material, or (B) an email, in each case pursuant to this Section 9.2, constitutes delivery “in writing.”

Section 9.3   Counterparts.   This Agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.4   Entire Agreement; No Third-Party Beneficiaries.   Except for the Confidentiality Agreement and all documents contemplated herein to be executed and/or delivered at or in connection with the Merger, this Agreement (and the schedules and exhibits hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.5   Governing Law and Venue; Waiver of Jury Trial.   (a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF WASHINGTON WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION. Each of the parties irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Washington for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court sitting in the State of Washington, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)   EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUITE OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.6   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.7   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced by any rule of law or public policy, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 9.8   Enforcement of this Agreement.   In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party will be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached; provided that, notwithstanding the foregoing, if a termination fee or any expenses in connection with the transactions contemplated by this Agreement are payable pursuant to Section 8.2, then, subject to Section 8.2(a), such termination fee or expenses will be the sole remedy with respect to the failure or failures to perform or other breach or breaches giving rise to such obligation to pay such termination fee or expenses. The parties hereto agree that (a) irreparable damage would occur and that the parties hereto would not have an adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) they will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically this Agreement in any court having jurisdiction over the parties and the matter, subject to Section 9.5, in addition to any other remedy to which they may be entitled at law or in equity.

Section 9.9   Obligations of Subsidiaries.   Whenever this Agreement requires any Subsidiary of Buyer or of the Company to take any action, such requirement will be deemed to include an undertaking on the part of Buyer or the Company, as the case may be, to cause such Subsidiary to take such action.

Section 9.10   Amendment.   This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Shareholder Approval, but if the Company Shareholder Approval has been obtained, thereafter no amendment will be made which by law requires further approval by the Company’s shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.11   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that such extension or waiver will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

Section 9.12   Disclosure Schedules.   The disclosures made on the Company Disclosure Schedules and the Buyer Disclosure Schedules, with respect to any representation or warranty hereunder, will be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of such disclosure. The inclusion of any matter on the Company Disclosure Schedules and the Buyer Disclosure Schedules will not be deemed an admission by any party that such matter is material or that such matter has or could reasonably be expected to have a Material Adverse Effect with respect to the Company or Buyer, as applicable.

Section 9.13   Construction.   The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. Any reference to the Surviving Corporation or to the Company after giving effect to the Merger means Buyer as the Surviving Corporation. Any agreement referred to herein means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

Buyer:
MDU RESOURCES GROUP, INC.
By:	/s/ MARTIN A. WHITE
Martin A. White
Chairman of the Board and Chief Executive Officer
Merger Sub:
FIREMOON ACQUISITION, INC.
By:	/s/ TERRY D. HILDESTAD
Terry D. Hildestad
Chairman of the Board and Chief Executive Officer
Company:
CASCADE NATURAL GAS CORPORATION
By:	/s/ DAVID W. STEVENS
David W. Stevens
President and Chief Executive Officer

Annex B

July 8, 2006

The Board of Directors
Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, WA 98109

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1 per share (the “Company Common Stock”), of Cascade Natural Gas Corporation (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary (“Merger Sub”) of MDU Resources Group Inc. (the “Merger Partner”). Pursuant to the Merger Agreement (the “Agreement”), among the Company, the Merger Partner and Merger Sub, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $26.50 per share in cash.

In arriving at our opinion, we have (i) reviewed a draft dated July 7, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft

B-1

thereof furnished to us. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and certain of our affiliates have performed, from time to time, other services for the Company and the Merger Partner and its affiliates, respectively. Our commercial bank affiliates are currently lenders to each of the Company and the Merger Partner, as well as certain of Merger Partner’s affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,
J.P. MORGAN SECURITIES INC.
/s/ J.P. MORGAN SECURITIES INC.
J.P. Morgan Securities Inc.
038086

B-2

Annex C

Washington Business Corporation Act
Chapter 23B.13

23B.13.010
Definitions.

As used in this chapter:

(1)   “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)   “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)   “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020
Right to dissent.

(1)   A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)    Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)   An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e)    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)   A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)   The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)    The proposed corporate action is abandoned or rescinded;

(b)   A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)    The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030
Dissent by nominees and beneficial owners.

(1)   A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)    The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)   The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200
Notice of dissenters’ rights.

(1)   If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)   If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210
Notice of intent to demand payment.

(1)   If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)   A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220
Dissenters’ rights—Notice.

(1)   If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)   The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)    Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e)    Be accompanied by a copy of this chapter.

23B.13.230
Duty to demand payment.

(1)   A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)   The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)   A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240
Share restrictions.

(1)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250
Payment.

(1)   Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)   The payment must be accompanied by:

(a)    The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)   An explanation of how the corporation estimated the fair value of the shares;

(c)    An explanation of how the interest was calculated;

(d)   A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)    A copy of this chapter.

23B.13.260
Failure to take action.

(1)   If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)   If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270
After-acquired shares.

(1)   A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)   To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

(1)   A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)    The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)   The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)    The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)   A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300
Court action.

(1)   If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)   The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)   The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)   Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310
Court costs and counsel fees.

(1)   The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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If you previously elected to view Cascade Natural Gas Corporation’s Proxy Statement over the Internet, you may access this material on the Internet at the following address:  http://phx.corporate-ir.net/phoenix.zhtml?c=107956&P=irol-IRHome

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DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The board of directors of Cascade recommends that you vote FOR the following proposal

VOTE ON PROPOSAL

1. The approval of the Agreement and Plan of Merger, dated as of July 8, 2006, among Cascade, MDU Resources Group, Inc. and Firemoon Acquisition, Inc., a wholly-owned subsidiary of MDU Resources Group, Inc., pursuant to which Firemoon will merge with and into Cascade, with Cascade continuing as the surviving corporation and becoming a wholly owned subsidiary of MDU Resources Group, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THIS PROXY IS SOLICITED ON  BEHALF OF THE BOARD OF DIRECTORS.  SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Mark box at right if an address change ☐

SCAN LINE

Please Read Other Side Before Signing.
Sign exactly as name appears hereon. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc. should give full title. If shares are held jointly, each holder should sign.

Date Share Owner sign here	Co-Owner sign here

CASCADE NATURAL GAS CORPORATION
230 Fairview Avenue North, Seattle, Washington 98109

This Proxy is Solicited on Behalf of the Board of Directors
For the Special Meeting of Shareholders To Be Held on October 27, 2006, at 3:00 p.m. Seattle time at 230 Fairview Avenue North, Seattle, Washington 98109

By signing on the reverse side, the undersigned hereby appoints and authorizes Larry C. Rosok and David W. Stevens, and each of them, as proxies, with full power of substitution, to vote all shares of the common stock of Cascade Natural Gas Corporation (the “Company”) which the undersigned is entitled to vote as indicated upon the matters on the reverse side at the special meeting of shareholders of the Company to be held on October 27, 2006, at 3:00 p.m. Seattle time at the offices of the Company located at 230 Fairview Avenue North, Seattle, Washington 98109 and at any postponements or adjournments thereof.

Mark box at right if you plan to attend the special meeting.	☐

To include any comments, please mark this box.	☐	CASCADE NATURAL GAS CORPORATION
P.O. BOX 11297
NEW YORK, N.Y. 10203-0297

(Continued and to be MARKED, DATED AND SIGNED on the other side)